UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Meru Networks, Inc.

(Name of Registrant as Specified In Its Charter)

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MERU NETWORKS, INC.
894 ROSS DRIVE
SUNNYVALE, CALIFORNIA 94089

April 17, 2013

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders, or Annual Meeting, of Meru Networks, Inc., to be held at 894 Ross Drive, Sunnyvale, California, on May 21, 2013 at 9:00 a.m. Pacific Time.

At the Annual Meeting, you will be asked to vote upon two proposals:

1.	the election of our directors to serve until the next Annual Meeting or until their successors are duly elected and qualified; and
2.	the ratification of our independent registered public accounting firm for our fiscal year ending December 31, 2013.

Accompanying this letter is the formal notice of Annual Meeting, proxy statement and proxy card relating to the Annual Meeting, as well as our annual report for the fiscal year ended December 31, 2012. The proxy statement contains important information concerning the matters to be voted upon at the Annual Meeting. We hope you will take the time to study it carefully.

All stockholders of record at the close of business on the record date, which is March 22, 2013, are entitled to vote at the Annual Meeting, and your vote is very important regardless of how many shares you own. Regardless of whether you plan to attend the Annual Meeting, we urge you to submit your proxy as soon as possible. Instructions on the proxy card will tell you how to submit your proxy over the Internet, by telephone or by returning your proxy card in the enclosed postage-paid envelope. If you plan to attend the Annual Meeting and vote in person, and your shares are held in the name of a broker or other nominee as of the record date, you must bring with you a proxy or letter from the broker or nominee to confirm your ownership of such shares.

Sincerely,

Dr. Bami Bastani
President and Chief Executive Officer

MERU NETWORKS, INC.
894 Ross Drive
Sunnyvale, California 94089

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 21, 2013

NOTICE IS HEREBY GIVEN that an annual meeting of stockholders, or Annual Meeting, of Meru Networks, Inc., a Delaware corporation, will be held at 894 Ross Drive, Sunnyvale, California, on May 21, 2013 at 9:00 a.m. Pacific Time. At the Annual Meeting, our stockholders will be asked to consider and vote upon:

1.	The election of six directors to serve on our board of directors, each to serve until our Annual Meeting of stockholders to be held in 2014 and until his successor is elected an qualified, or until his death, resignation or removal.
2.	Ratification of the appointment of Burr Pilger Mayer, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2013.
3.	Transaction of such other business as may properly come before the Annual Meeting or before any adjournments or postponements thereof.

Only stockholders of record of our common stock at the close of business on March 22, 2013 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof.

By Order of the Board of Directors,

Brett White
Chief Financial Officer and Secretary

Sunnyvale, California
April 17, 2013

IMPORTANT NOTICE

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, YOU ARE URGED TO SUBMIT YOUR PROXY OVER THE INTERNET, BY TELEPHONE OR BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME. IF YOUR PROXY IS IRREVOCABLE, YOU CAN WITHDRAW YOUR PROXY AT ANY TIME BEFORE THE MEETING. YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING OR BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A DATE LATER THAN THE DATE OF THE PROXY BEING REVOKED.

i

Meru Networks, Inc.,

894 Ross Drive
Sunnyvale, California 94089

PROXY STATEMENT

This proxy statement is being furnished to the stockholders of Meru Networks, Inc., a Delaware corporation, in connection with the solicitation of proxies by our board of directors, or Board, for use at the Annual Meeting of stockholders to be held at 894 Ross Drive, Sunnyvale, California, on May 21, 2013 at 9:00 a.m. Pacific Time, and at any adjournments or postponements thereof. At the Annual Meeting, holders of our common stock will be asked to vote upon: (i) the election of six directors to serve until the Annual Meeting of stockholders to be held in 2014, or until their successors are duly elected and qualified; (ii) the ratification of Burr Pilger Mayer, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and (iii) any other business that properly comes before the Annual Meeting, or any adjournments or postponements thereof.

This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about April 17, 2013. The address of our principal executive offices is 894 Ross Drive, Sunnyvale, California 94089.

VOTING RIGHTS AND PROXIES

Record Date; Outstanding Shares; Quorum

Only holders of record of our common stock at the close of business on the record date, which is March 22, 2013, will be entitled to notice of and to vote at the Annual Meeting. As of the close of business on the record date, there were 22,074,588 shares of our common stock outstanding and entitled to vote, held of record by 113 stockholders.

Pursuant to our bylaws, a majority of the outstanding shares of common stock, present in person or by proxy, will constitute a quorum for the transaction of business. Each of our stockholders is entitled to one vote for each share of common stock held as of the record date. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at our principal executive offices at 894 Ross Drive, Sunnyvale, California 94089.

Voting of Proxies; Revocation of Proxies; Votes Required

Stockholders are requested to complete, date, sign and return the accompanying proxy card in the enclosed postage-paid envelope. All properly executed, returned and unrevoked proxies will be voted in accordance with the instructions indicated thereon. Executed but unmarked proxies will be voted FOR each director nominee listed on the proxy card, and FOR the ratification of our independent registered public accounting firm for the fiscal year ending December 31, 2013. Our Board does not know of, and does not intend to bring, any business before the Annual Meeting other than that referred to in this proxy statement and specified in the notice of Annual Meeting. As to any other business that may properly come before the Annual Meeting, including any motion made for adjournment or postponement of the Annual Meeting (including for purposes of soliciting additional votes), the proxy card will confer discretionary authority on the proxies (who are persons designated by our Board) to vote all shares covered by the proxy card in their discretion.

Any stockholder who has given a proxy that does not state it is irrevocable may revoke it at any time before it is exercised at the Annual Meeting by, before the vote pursuant to the proxy, (i) receipt of a written notice of the death or incapacity of the maker by the Corporate Secretary of Meru Networks, Inc., 894 Ross Drive, Sunnyvale, California 94089, or (ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy, delivery of written notice to the Corporate Secretary of Meru Networks, Inc., 894 Ross Drive, Sunnyvale, California 94089, stating that the proxy is revoked or, by executing a subsequent proxy). If you hold shares through a brokerage firm, bank or other agent, you must contact that brokerage firm, bank or other agent to revoke any prior voting instructions.

Director elections are determined by a plurality of shares of common stock represented in person or by proxy and voting at the Annual Meeting (the six properly nominated individuals receiving the highest number of votes will be elected). Abstentions will have no impact on the election of directors. The proposal to approve our independent registered public accounting firm for the fiscal year ending December 31, 2013 must be approved by the affirmative vote of holders of a majority of our outstanding common stock entitled to vote at the Annual Meeting.

Effect of Abstentions

If an executed proxy is returned and the stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. As such, an abstention will have the effect of a vote against ratification of our independent registered public accounting firm, Burr Pilger Mayer, Inc. for the fiscal year ending December 31, 2013.

Effect of “Broker Non-Votes”

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions, such as the vote for ratification of our independent registered public accounting firm. On non-discretionary items, such as the vote for election of directors, if you do not give instructions to your broker, bank or other agent, the shares will not be voted and will be treated as broker non-votes.

If an executed proxy is returned by a broker, bank or other agent holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on a proposal (“broker non-votes”), such shares will be considered present at the Annual Meeting for purposes of determining a quorum on all proposals, but will not be considered to be entitled to vote on such proposal.

If a quorum is present, the nominees for director receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Therefore, broker non-votes will have no effect on the election of directors. The ratification of Burr Pilger Mayer, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2013 requires the approval of the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. Because broker non-votes are not voted affirmatively or negatively, they will have no effect on the approval of this proposal.

Voting Electronically via the Internet or by Telephone

General Information for All Shares Voted via the Internet or by Telephone

Stockholders whose shares are registered in their own name may choose to grant a proxy to vote their shares either via the Internet or by telephone. The laws of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of elections can determine that such proxy was authorized by the stockholder.

The Internet and telephone voting procedures set forth below, as well as on the enclosed proxy card, are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ voting instructions have been properly recorded. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record may go to http://www.investorvote.com/Meru to grant a proxy to vote their shares by means of the Internet. They will be required to provide the control number contained on their proxy cards. The voter will then be asked to complete an electronic proxy card. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-800-652-8683 and following the recorded instructions.

You may use the Internet to vote your proxy 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on May 20, 2013. You may use a touch-tone telephone to vote your proxy 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on May 20, 2013. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose shares are held in street name receive voting instruction forms from their banks, brokers or other agents, rather than our proxy card.

If on the record date your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials have been forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.

As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

Solicitation of Proxies and Expenses

We will bear the cost of the solicitation of proxies from our stockholders in the enclosed form. Our directors, officers and employees, without additional compensation, may solicit proxies by mail, telephone, letter, facsimile, electronically or in person. Any materials used in connection with a personal solicitation will be released to the individuals who will make the solicitation on April 17, 2013. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, we will reimburse such record holders for their reasonable expenses incurred for forwarding such materials.

Voting Results

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by our Inspector of Elections and published in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission, or the SEC, within four business days of the Annual Meeting.

Delivery of this Proxy Statement

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more security holders sharing the same address by delivering a single annual report and proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. We will deliver promptly upon oral or written request a separate copy of the annual report or proxy statement to a security holder at a shared address to which a single copy of the documents was delivered. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and proxy statement, please notify your broker and either mail your request to Meru Networks, Inc., Attention: Corporate Secretary, 894 Ross Drive, Sunnyvale, California 94089 or call (408) 215-5300.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker and either mail your request to Meru Networks, Inc., Attention: Corporate Secretary, 894 Ross Drive, Sunnyvale, California 94089 or call (408) 215-5300.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including the consolidated financial statements, list of exhibits and any exhibit specifically requested, filed with the SEC is available without charge upon written request to: Meru Networks, Inc., Attention: Corporate Secretary, 894 Ross Drive, Sunnyvale, California 94089.

ELECTION OF DIRECTORS

(Item No. 1 on the Proxy Card)

Our board of directors, or Board, currently consists of seven members and following the Annual Meeting the Board will consist of six members. At each Annual Meeting of stockholders, successors to directors whose term expires at the at Annual Meeting will be elected for a term to expire at the succeeding Annual Meeting. The individuals so elected will serve until their successors are elected and qualified.

This year, the terms of our directors, currently consisting of Bami Bastani, Harold Copperman, Charles Kissner, Stanley Meresman, Nicholas Mitsakos, Barry Newman and William Quigley, will expire at the annual meeting of stockholders, or Annual Meeting. At the Annual Meeting, holders of common stock will be asked to vote on the election of six directors, whose current term will expire at our 2014 Annual Meeting. The Board has nominated each of Bami Bastani, Harold Copperman, Charles Kissner, Nicholas Mitsakos, Barry Newman and William Quigley to serve as a director for a one year term that is expected to expire at our Annual Meeting in 2014, and until his successor is elected and qualified, or until his earlier death, resignation or removal Mr. Meresman is not standing for re-election to our Board, and his term as director will end on May 21, 2013, the date of the Annual Meeting. The Board appreciates Mr. Meresman’s service and contributions to our success. As a result of Mr. Meresman not standing for re-election, our Board has elected to reduce the authorized number of directors from seven to six, to be effective on May 22, 2013. You can find the principal occupation and other information about the Board’s nominees and members, below.

The election of directors will be determined by the six nominees receiving the greatest number of votes from shares eligible to vote. Unless a stockholder signing a proxy withholds authority to vote for one or more of the Board’s nominees in the manner described on the proxy, each proxy received will be voted for the election of each of the Board’s nominees. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee or nominees who shall be designated by the present Board to fill the vacancy. We are not aware that any of the nominees will be unable or will decline to serve as a director.

There are no family relationships between any of our directors, nominees or executive officers. There are also no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he or she has been or will be selected as a director and/or executive officer.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF BAMI BASTANI, HAROLD COPPERMAN, CHARLES KISSNER, NICHOLAS MITSAKOS, BARRY NEWMAN AND WILLIAM QUIGLEY AS DIRECTORS.

Information Regarding Our Nominees and Directors

The following table lists the nominees and current members of the Board, their ages as of March 22, 2013 and current positions with Meru Networks, Inc. Biographical information for each nominee and/or director is provided below. Our restated certificate of incorporation and bylaws provide that the number of our authorized directors, which is currently seven members, but will be six members following the Annual Meeting, shall be fixed from time to time by a resolution of the majority of our Board. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Director Nominees

The names of the nominees and certain information about them are set forth below:

Name	Age	Position and Offices	Director Since
		To Serve Until 2014 Annual Meeting
Nicholas Mitsakos(3)	53	Director	2002
Harold Copperman(1)(3)	65	Lead Director	2010
Charles Kissner(1)(2)	65	Director	2011
William Quigley(1)	48	Chairman of the Board (Director)	2002
Barry Newman(2)	54	Director	2006
Bami Bastani, Ph.D.	58	President and CEO (Director)	2012

(1)	Member of the Nominating and Corporate Governance Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.

Biographies

Nominees for Directors

Dr. Bami Bastani was appointed as CEO and President and as a member of the Board of Directors in March 2012. Prior to joining Meru, he was Chief Executive Officer and President of Trident Microsystems, Inc., a semiconductor company, from June 2011 through May 2012. In January 2012, Trident entered into Chapter 11 bankruptcy proceedings and its assets were distributed to its creditors and equity holders. Prior to joining Trident, Dr. Bastani was the Chairman and Chief Executive Officer of B2 Global Consulting, LLC, a management consulting firm from August 2008 until June 2011. From October 1998 to August 2008, Dr. Bastani was President and Chief Executive Officer of ANADIGICS, Inc. a semiconductor company providing RF solutions for the wireless and broadband communications equipment markets. From 1996 to 1998, Dr. Bastani was Executive Vice President of Fujitsu Microelectronics, where he led the Systems LSI Group, including ASIC System-On-Chip, Local Area Networks, SPARC processors, and RFICs. Previously, he served for more than a decade at National Semiconductor where he held several key executive positions, most recently as Vice President and General Manager of the Embedded Technologies Division. He received a Ph.D. degree and an M.S.E.E. degree in Electrical Engineering from The Ohio State University and a B.S.E.E. degree in Electrical Engineering from University of Arkansas.

Dr. Bastani’s prior experiences as a Chief Executive Officer and role as the company’s Chief Executive Officer give him unique insights into the day-to-day operations of the company and his membership on the Board allows him to share these insights with the Board. He also brings to the Board his strong background in senior management at technology companies.

Harold Copperman has served as one of our directors since January 2010. Mr. Copperman has served as the President and Chief Executive Officer of HDC Ventures, Inc., a management and investment group focusing on enterprise systems, software, and services, since March 2002. From January 2000 to March 2002, Mr. Copperman was a consultant and a private investor. From 1993 to 1999, Mr. Copperman served as Senior Vice President and Group Executive at Digital Equipment Corp. Mr. Copperman also has held various executive positions such as Chief Executive Officer at JWP Information Services, Inc., President of Commodore Business Machines, Inc. and Vice President and General Manager of Apple Computer, Inc. He also spent 20 years at IBM Corporation, where he held a variety of sales, marketing and executive positions. Mr. Copperman serves on the board of directors of ID Systems, Inc., a provider of RFID wireless solutions for tracking high-value assets. He also previously served as director of EDGAR Online, Inc., a publicly traded company that provides financial data, analytics and disclosure management services, from 2011 until August, 2012, at which time EDGAR Online was acquired by R.R. Donnelley and Sons Company, a director of Avocent Corporation, a publicly traded company that delivers IT operations management solutions, from 2002 until December 2009, at which time Avocent Corporation was acquired by Emerson Electric Co., a director of AXS-One Inc., a publicly traded company that provides high performance records compliance management solutions, from 2006 until June 2009, at which time AXS-One Inc. was acquired by Unify Corporation, and as a director of Epicor Software Corporation, a publicly held company that designs, develops, markets and supports enterprise application software solutions and services, from 2001 until 2008. He also served on the board of directors of America Online from 1989 to 1993, during which time it became a publicly traded company. Mr. Copperman received a B.S. in Mechanical Engineering from Rutgers University and served as a Captain in the U.S. Army.

Mr. Copperman brings to our Board vast experience and understanding of sales, marketing, and distribution in the high technology industry. In addition, his executive management assignments and his service on the boards of directors of many publicly traded technology companies provides a valuable perspective to the company.

Charles D. Kissner has served as one of our directors since November 2011, having previously served as one of our directors until his resignation in September 2010 following his appointment as Chief Executive Officer of Aviat Networks, Inc., a provider of microwave networking solutions. Mr. Kissner currently serves as the Chairman of Aviat Networks and served as Chief Executive Officer of Aviat from June 2010 until July 2011. He served as Chairman and CEO of Stratex Networks from 1995 to 2007 when Stratex merged with Harris Corporation's Microwave Communications Division to create Aviat Networks in 2007. Mr. Kissner previously served as Vice President and General Manager of M/A-COM, Inc., a manufacturer of radio and microwave communications products. Prior to that, he was President and CEO of Aristacom International Inc., a communications software company, and Executive Vice President and a Director of Fujitsu Network Switching, Inc. He also held a number of executive positions at AT&T (now Alcatel-Lucent). Mr. Kissner currently serves on the board of directors of ShoreTel, Inc., a voice-over-IP business communications systems company, and Rambus Inc., a technology development and licensing company. He is also on the board of the non-profit corporation, KQED Public Media, the largest public broadcaster in the U.S.

Mr. Kissner brings fifteen years of relevant experience as a Chief Executive Officer, having served in that capacity at technology driven companies such as Stratex, Aviat Networks and Aristacom. Mr. Kissner also brings extensive public company directorship and committee experience to the Board, which has been an invaluable resource as we regularly assess our corporate governance, corporate compliance and risk management obligations. Mr. Kissner has also directly supervised nearly thirty merger and acquisition transactions, which experience is helpful to us in the assessment and integration of acquisition opportunities. In addition, our Board’s determination, in light of his experience as a principal executive officer and director overseeing or assessing the performance of public companies and auditors as described above, that Mr. Kissner is an “audit committee financial expert” lends further support to his financial acumen and qualifications for serving on our Board and as a member of our audit committee.

Nicholas Mitsakos is a co-founder of Meru Networks, and has served as one of our directors since January 2002. Since 1989, Mr. Mitsakos has served as the Chairman and CEO of Arcadia Holdings, Inc., an investment firm focused on private equity and venture capital. He has also served as a senior advisor to Sardis Capital, a London-based merchant bank since 2003, and to Franklin Templeton China, in Shanghai, China, since 2001, and Templeton International, since 1996. He holds B.S. degrees in Computer Science and Microbiology from the University of Southern California and an M.B.A. from Harvard University. He taught at UCLA’s Anderson School of Business from 1992 to 1998, and is also on the board of UCLA’s Center for Cerebral Palsy at the UCLA Medical School.

Mr. Mitsakos’ experience in the venture capital industry as well as his understanding of our company and business gained through his long tenure with us as a member of the Board provide valuable insight to the Board.

Barry A. Newman has served as one of our directors since June 2006, and served as the Vice Chairman of our Board from October 2011 through March 2012. From June 2012 until present, Mr. Newman has served as the Managing Partner of Rutberg & Company, LLC, an investment bank focused on providing advisory services to public and private companies. Mr. Newman was a Managing Director at NeoCarta Ventures, Inc., a venture capital firm, from July 2006 until December 2011. From January 2005 until June 2006, Mr. Newman worked as an independent consultant and member of the board of directors for various private companies. Mr. Newman served as a Vice Chairman of the Technology Group at Bear, Stearns & Co. Inc. from 2001 to 2004, the Head of Global Technology Corporate and Investment Banking for Banc of America Securities

L.L.C. and its predecessor Nationsbanc Montgomery Securities LLC from 1999 to 2001 and as the head of Global Technology Corporate finance at Salomon Brothers and Salomon Smith Barney from 1996 to 1999. Mr. Newman holds B.S. degrees in both Chemical Engineering and Life Sciences from the Massachusetts Institute of Technology, an M.B.A. and a J.D. from Stanford University and an L.L.M. (taxation) from NYU.

Mr. Newman's vast experience as a venture capitalist as well as an investment banker, his expertise with regard to potential financing and other strategic transactions, and his understanding of our company and business due to his long tenure with us as a member of the Board provides the Board with significant experience in financial and transactional matters. In addition, our Board’s determination, in light of his prior financial experience as well as experience overseeing or assessing the performance of public companies and auditors is that Mr. Newman is an “audit committee financial expert” lends further support to his financial acumen and qualifications for serving on our Board and as the chairman of our audit committee.

William Quigley has served as one of our directors since November 2002 and since May 2010 has served as the Chairman of the Board. Mr. Quigley is a Managing Director at Clearstone Venture Partners, a venture capital firm. He joined Clearstone shortly after its formation in 1999, from Mid-Atlantic Venture Funds, where he served as an investor and Kauffman Fellow. Mr. Quigley holds a B.S. in Accounting, with honors, from the University of Southern California and he received his M.B.A., with distinction, from Harvard Business School.

Mr. Quigley brings to the Board extensive financial experience as well as his experience in the venture capital industry and his understanding of our company and business due to his long tenure with us as a member of the Board.

Board Meetings, Committees and Corporate Governance

Our Board had thirteen meetings during 2012 and, in connection with each of those meetings, held executive sessions of independent directors. Our independent directors generally hold an executive session in conjunction with each Board meeting. Our Board also acted by unanimous written consent on one occasion. During 2012, each incumbent director, attended at least 75% of the aggregate number of (i) the meetings of the Board and (ii) the meetings of the committees on which he served (during the periods that he served).

Director Independence

Our Board has determined that all of our current Board members other than Dr. Bastani is independent, as determined under the rules of The NASDAQ Stock Market and the applicable SEC rules. Mr. Ihab Abu-Hakima, who served as a director as well as our president and Chief Executive Officer through 2011 and until March 21, 2012 (when Dr. Bastani was appointed as our president and Chief Executive Officer and as a member of our Board), was also not independent as determined under the rules of The NASDAQ Stock Market and the applicable SEC rules. In reaching its conclusion regarding the independence of the directors, the Board considered Mr. Meresman’s prior role as a consultant to the Board and the resulting compensation.

Board Leadership

Our Board is led by our Chairman of the Board and our Lead Director, each of whom is an independent director, and several independent directors. In February 2013, the Board of directors designated Mr. Harold Copperman as the Lead Director of the Board. Effective March 31, 2012, Mr. Newman stepped down as Vice Chairman of the Board following completion of the transition to a new Chief Executive Officer.

Our Chairman of the Board has the following roles and responsibilities:

•	advising our Chief Executive Officer and other members of senior management on business strategy and leadership development, as appropriate;
•	working with our Board to drive decisions about particular strategies and policies and, in concert with our independent Board committees, facilitates Board effectiveness;
•	providing input to our Lead Director and Chief Executive Officer regarding agendas, meeting schedules, and information provided to our Board;
•	being available, as appropriate, for communication with stockholders;

•	presiding over stockholder meetings when our Chief Executive Officer is unavailable and such authority has not otherwise been delegated;
•	the duties of our Lead Director when there is no Lead Director or our Lead Director is otherwise absent or unavailable; and
•	other duties as may be, from time to time, set forth in our bylaws or requested by our Board to assist it in the fulfillment of its responsibilities, by individual directors, or by our Lead Director or Chief Executive Officer.

Our Lead Director has the following roles and responsibilities:

•	authority to call meetings of our independent directors as may be necessary from time to time;
•	presiding at all meetings of our Board, including executive sessions of our independent directors;
•	serving as principal liaison between our independent directors and our Chief Executive Officer;
•	discusses any significant conclusions or requests arising from the independent director sessions with our Chief Executive Officer and otherwise communicating from time to time with our Chief Executive Officer;
•	disseminating information to the rest of our Board as appropriate;
•	providing leadership to our Board if circumstances arise in which the role of our Chief Executive Officer or Chairman may be, or may be perceived to be, in conflict;
•	reviewing and approving agendas, meeting schedules to assure that there is sufficient time for discussion of all agenda items, and information provided to our Board (including the quality, quantity and timeliness of such information); and
•	other duties as may be, from time to time, set forth in our bylaws or requested by our Board to assist it in the fulfillment of its responsibilities, by individual directors, or by our Chairman or Chief Executive Officer.

Our Board structure allows us to leverage the experience of our Chief Executive Officer and the independent perspective of our Chairman of the Board and Lead Director. We believe that this structure, amplified by our strong committee system, meets the current corporate governance needs and oversight responsibilities of the Board.

Role of the Board in Risk Oversight

The Board is actively involved the oversight of our risk management process. The Board does not have a standing risk management committee, but administers this oversight function directly through the Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, our nominating and corporate governance committee monitors our major legal compliance risk exposures and our program for promoting and monitoring compliance with applicable legal and regulatory requirements and our Board is responsible for monitoring and assessing strategic risk exposure, and other risks not covered by our committees.

The full Board, or the appropriate committee, receives reports on risks facing our company from our Chief Executive Officer or other members of management to enable it to understand our risk identification, risk management and risk mitigation strategies. We believe that our Board’s leadership structure supports effective risk management because it allows our Chairman of the Board and Lead Director, who are independent, and the independent directors on our committees to exercise oversight over management.

Committees of the Board of Directors

Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates pursuant to a separate charter adopted by our Board.

The composition and functioning of our Board and all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, the NASDAQ Stock Market and SEC rules and regulations. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board.

Audit Committee

Our audit committee is comprised of Mr. Barry Newman, who is the chair of the committee, and Messrs. Stanley Meresman and Charles Kissner. Mr. Meresman served as chair of the committee from the end of March 2011 until February 2013. In February 2013, Mr. Newman was appointed chair of the committee. Mr. Meresman will not be standing for re-election to our Board in 2013. The composition of our audit committee meets the requirements for independence under the current NASDAQ Stock Market and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our audit committee includes two financial experts within the meaning of Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended, or the Securities Act. All audit services to be provided to us and all permissible non-audit services to be provided to us by our independent registered public accounting firm will be approved in advance by our audit committee. Our audit committee recommended, and our Board has adopted, a charter for our audit committee. Our audit committee, among other things:

•	selects a firm to serve as our independent registered public accounting firm for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us;
•	helps to ensure the independence of our registered public accounting firm;
•	discusses the scope and results of the audit with our independent registered public accounting firm, and reviews, with management and that firm, our interim and year-end operating results including our disclosures under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports filed with the SEC;
•	establishes procedures for employees to submit anonymously concerns about questionable accounting or audit matters;
•	discusses with management our major financial risk exposures and the steps management has taken to monitor such exposures including our policies with respect to risk assessment and risk management;
•	reviews and discusses with management and our independent registered accounting firm the adequacy and effectiveness of our internal control over financial reporting and the effectiveness of our disclosure controls and procedures;
•	reviews and considers “related person transactions” under, and takes other actions contemplated by, our related person transactions policy; and
•	reviews any proposed waiver of our code of conduct and makes a recommendation to the Board with respect to the disposition of any proposed waiver.

The audit committee met fifteen times during 2012, including meetings with our independent registered public accounting firm to review our quarterly and annual financial statements and their review or audit of such statements. The audit committee operates pursuant to the audit committee charter, which has been posted on our website at http://investors.merunetworks.com/governance.cfm.

Compensation Committee

Our compensation committee is comprised of Mr. Harold Copperman, who is the chair of the committee, and Messrs. Nicholas Mitsakos and Stanley Meresman. Mr. Meresman will not be standing for re-election to our Board in 2013. The composition of our compensation committee meets the requirements for independence under the current NASDAQ Stock Market and SEC rules and regulations. The purpose of our compensation committee is to discharge the responsibilities of our Board relating to compensation of our executive officers. Our compensation committee recommended, and our Board has adopted, a charter for our compensation committee. Our compensation committee, among other things:

•	reviews and approves the corporate goals and objectives relevant to the compensation of our Chief Executive Officer and the other executive officers;
•	administers our stock and equity incentive plans;
•	reviews and makes recommendations to our Board with respect to incentive compensation and equity plans; and
•	establishes and reviews general policies relating to compensation of our employees.

The compensation committee met ten times during 2012. The compensation committee also acted by unanimous written consent on two occasions. The compensation committee operates pursuant to the compensation committee charter. Under its charter, which has been posted on our website at http://investors.merunetworks.com/governance.cfm, the compensation committee has authority to retain compensation consultants, outside counsel and other advisors that the committee deems appropriate, in its sole discretion, to assist it in discharging its duties, and to approve the terms of retention and fees to be paid to such consultants. The compensation committee may form and delegate authority to subcommittees consisting of one or more members of the compensation committee when appropriate, except to the extent such delegation is limited by law or listing standards. The compensation committee may delegate to our CEO or our other officers, within the limits imposed by law and NASDAQ rules, the authority to grant equity awards under the our stock plans to employees or consultants who are not members of our Board or our executive officers. The compensation committee engaged Compensia, Inc., an independent compensation consulting firm to provide advice to the Committee during 2012. Our compensation committee engaged Compensia to help evaluate our compensation philosophy and provide guidance in administering our compensation program in connection with the review of compensation for 2010, 2011, 2012 and 2013. The compensation committee considers risk-mitigating factors, in addition to those described in “— Role of Board in Risk Oversight,” including:

•	the use of different types of compensation that provide a balance of short-term and long-term incentives with fixed and variable components;
•	the design of our executive bonus plans to ensure our named executive officers remain focused on financial performance metrics that drive long-term stockholder value, such as revenue and non-GAAP operating income. At the same time, our use of equity balances against short-term decision making;
•	equity grants typically vest over a four-year vesting period to encourage our named executive officers to maintain a long-term perspective. Any performance based options granted in 2012 were based on a three-year performance period to avoid short term risk taking;
•	caps on bonus awards to limit windfalls; and
•	the named executive officers must obtain permission from our General Counsel before the sale of any shares of our common stock, even during an open trading period.

The specific determinations of the compensation committee with respect to executive compensation for fiscal year 2012, and additional discussion regarding the role of Compensia in executive compensation, are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Mr. Charles Kissner, who is the chair of the committee, and Messrs. Harold Copperman and William Quigley. Mr. Barry Newman previously served as chair of the committee from September 2010 until July 2012. The composition of our nominating and corporate governance committee meets the requirements for independence under the current NASDAQ Stock Market and SEC rules and regulations. Our nominating and corporate governance committee has recommended, and our Board has adopted, a charter for our nominating and corporate governance committee. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates, recruits and recommends nominees for our Board and committees of our Board;

•	establishes procedures for the submission and consideration of candidates for nomination to our Board recommended by stockholders;
•	oversees the self-evaluation process of our Board and each of its committees;
•	oversees matters of corporate governance, including the development and monitoring of a process to assess the effectiveness of our Board;
•	considers and makes recommendations to our Board regarding the composition of our Board and its committees;
•	develops and recommends to our Board a code of business conduct and a code of ethics;
•	evaluates our risk management process and system in light of the nature of the material risks we face and the adequacy of our policies and procedures designed to address risk; and
•	develops and recommends to our Board corporate governance guidelines and reviews and recommends to our Board any changes deemed appropriate.

The nominating and corporate governance committee met five times during 2012. The nominating and corporate governance committee operates pursuant to the nominating and corporate governance committee charter, which has been posted on our website at http://investors.merunetworks.com/governance.cfm.

The nominating and corporate governance committee will consider nominees recommended by stockholders for election as directors. If a stockholder would like to recommend a director candidate for the next annual meeting, the stockholder must deliver the recommendation in writing to the Corporate Secretary, Meru Networks, Inc., 894 Ross Drive, Sunnyvale, California 94089. The recommendation must be submitted not more than 120 days nor less than 90 days prior to the first anniversary of the date of the proxy statement provided in connection with the previous year’s Annual Meeting of stockholders. If the date of the 2014 Annual Meeting is more than 30 days before or after the anniversary date of the 2013 Annual Meeting, in order for a recommendation to be timely, it must be delivered not later than the close of business on the later of the 90th day prior to the 2014 Annual Meeting or the close of business on the 10th day following the day on which we first publicly announce the date of the 2014 Annual Meeting. The recommendation must be in accordance with the provisions of our bylaws. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected identified candidates as appropriate. Candidates for the Board are generally selected based on desired skills and experience in the context of the existing composition of the Board and needs of the Board and its committees at that time, including the requirements of applicable SEC and NASDAQ rules. The nominating and corporate governance committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all candidates, and will choose candidates to recommend for nomination based on the specific needs of the Board and our company at that time. Although the nominating and corporate governance committee does not have a specific policy on diversity, in its consideration of the specific needs of the Board and our company, the committee considers diverse backgrounds so that the Board composition reflects a broad spectrum of experience and expertise. Final approval of nominees to be presented for election is determined by the full Board.

The nominating and corporate governance committee recommended to the Board that Messrs. Quigley, Newman, Kissner, Mitsakos, Copperman, and Dr. Bastani be nominated to serve as directors.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for that applies to all of our officers, directors and employees. We have also adopted an additional written code of ethics, the Code of and Ethics for Directors and Senior Executive Officers. These codes are available in the “Investor Relations” section of our website at http://www.merunetworks.com. If we make any substantive amendments to the codes or grant any waiver from a provision of the codes to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by NASDAQ listing standards or applicable law.

Compensation Committee Interlocks and Insider Participation

During 2012, our compensation committee consisted of Messrs. Copperman, Mitsakos and Meresman. No member of the compensation committee has at any time in the last fiscal year or previously been one of our officers or employees and none has had any relationships with our company of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the Board, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board or compensation committee during 2012. During 2010, prior to joining our Board, Mr. Meresman served as a consultant to the audit committee and Board. During his capacity as a consultant, Mr. Meresman received stock options from the company. When Mr. Meresman joined the Board, the consultancy relationship was terminated, as were the unvested options he received in his capacity as a consultant. The value of the vested portion of the options he received as a consultant equaled approximately $30,000. The Board has considered Mr. Meresman’s consultant relationship with the Board in making its determination that Mr. Meresman meets the requirements for independence under the current NASDAQ Stock Market and SEC rules and regulations.

Communications with Directors

Stockholders may communicate with the Board by sending written correspondence to: Board of Directors, c/o Corporate Secretary, Meru Networks, Inc., 894 Ross Drive, Sunnyvale, California 94089. Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. The Board has instructed the Corporate Secretary to review all correspondence and to determine, in his or her discretion, whether matters submitted are appropriate for Board consideration. In particular, the Board has directed that communications such as product or commercial inquiries or complaints, resume and other job inquiries, surveys and general business solicitations or advertisements should not be forwarded to the Board. In addition, material that is unduly hostile, threatening, illegal, patently offensive or similarly inappropriate or unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request. The Corporate Secretary may forward certain communications elsewhere in the company for review and possible response.

Director Attendance of Annual Meetings

We encourage directors to attend our Annual Meetings of stockholders but do not require attendance. Three of our seven directors attended last year’s Annual Meeting of stockholders via telephone.

Director Compensation

The compensation committee evaluates the appropriate level and form of compensation for non-employee directors and recommend changes to the Board when appropriate. The Board adopted the following policies with respect to the compensation of non-employee directors during 2012:

Cash Compensation

In 2012, each non-employee member of the Board declined cash compensation (other than Messrs. Quigley and Newman, solely as indicated below). We do not pay fees to directors for attendance at meetings of our Board and its committees, but we reimburse our directors for reasonable expenses in connection with attendance at Board and committee meetings. In connection with their additional responsibilities during the Chief Executive transition period commencing in October of 2011 until the appointment of Dr. Bastani in March of 2012 as Chief Executive Officer, each of Messrs. Quigley and Newman in their capacities of Chairman and Vice Chairman, respectively, received $2,000 per week in cash compensation for each week of service (including any partial week) they provided.

Equity Compensation

In 2012, each person who was not an employee who became a member of our Board was granted an initial option to purchase shares of our common stock, as well as restricted stock awards, upon election to our Board. Each non-employee director who continued to serve on our Board was automatically granted an RSU in an amount intended to convey approximately $85,000 of value to each non-employee director on an annual basis. Each non-employee director who served on our Board was also entitled to receive an annual retainer in the amount of $38,000, which was paid in the form of a restricted stock unit of our common stock, or RSU, with an intrinsic value equal to $38,000. In 2012, members of the committees of our Board received the additional compensation listed in the table below, which was also paid in the form of RSUs with intrinsic value equal to the amounts in the table below:

Compensation Element	2012 Compensation Amount
Chairman of the Board	$15,000
Chairman of the Audit Committee	$16,000
Chairman of the Compensation Committee	$12,000
Chairman of the Nominating and Corporate Governance Committee	$8,000
Committee Member Service (All Committees)	$3,000

The RSUs have a grant price equal to the fair market value of our common stock on the date of grant, and have a ten-year term and will terminate 90 days following the date the director ceases to serve on our Board for any reason other than death or disability, or twelve months following that date if the termination is due to death or disability. Each RSU grant vests at a rate of 25% for every three months of continued service; provided that in the event that during the fourth three-month period of vesting, we hold our next annual stockholder meeting and the director does not stand for re-election at such meeting (or is otherwise not reelected), such that the end of the director’s regular term in office occurs prior to full vesting of the RSUs, such annual-grant RSUs shall nonetheless be deemed fully vested by virtue of service until such next Annual Meeting.

Upon the election of new non-employee directors to our Board, each such new non-employee director has historically been granted a stock option, in an amount intended to convey $125,000 of value to each non-employee director vesting monthly over four years.

In August 2012 we granted each non-employee member of our Board an additional 40,000 RSUs in recognition of the additional work each non-employee member performed in 2012 to assist the company during the Chief Executive transition as well as the fact that they were not eligible to participate in the Option Exchange Program, and due the diminished value of the equity compensation the directors received for 2011.

2012 Compensation Table

The following table provides information for our fiscal year ended December 31, 2012 regarding all plan and non-plan compensation awarded to, earned by or paid to each person who, served as a non-employee director in 2012. Other than as set forth in the table and the narrative that follows it, to date we have not paid any fees to our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors. All compensation that we paid to Dr. Bami Bastani, our only employee director, is set forth in the tables summarizing executive officer compensation below.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Total
Harry Copperman(2)	—	$282,118.96	$0	$282,118.96
Charles Kissner(3)	—	$269,412.76	$0	$269,412.76
Stanley Meresman(4)	—	$286,354.36	$0	$286,354.36
Nicholas Mitsakos(5)	—	$269,412.76	$0	$269,412.76
Barry Newman(6)	$26,000	$277,883.56	$0	$303,883.56
William Quigley(7)	$26,000	$288,469.72	$0	$314,469.72

(1)	In February 2012, in connection with our annual stockholders meeting and consistent with the equity compensation policy adopted by the Board, we granted each non-employee director an RSU; Messrs. Copperman, Kissner, Meresman, Mitsakos, Newman and Quigley were granted RSUs for 31,222 shares, 28,507 shares, 32,127 shares, 28,507 shares, 30,317 shares and 32,579 shares, respectively. The fair value of each such RSUs was $4.68 per share. Each of these RSUs: (i) vests quarterly and in full on the twelve month anniversary; and (ii) contains change of control provisions such that all unvested shares vest immediately upon the closing of a change of control transaction. In August 2012, we granted each non-employee director an RSU of 40,000 shares. The fair value of each such RSUs was $3.40 per share. Each of these RSUs: (i) vests quarterly and in full on the twelve month anniversary; and (ii) contains change of control provisions such that all unvested shares vest immediately upon the closing of a change of control transaction. As of December 31, 2012, each director held outstanding restricted units and/or awards that had not yet vested as to the following number of shares: Harold Copperman: 37,806 shares; Charles Kissner: 37,127 shares; Stanley Meresman: 30,432 shares; Nicholas Mitsakos: 37,127 shares; Barry Newman: 37,580 shares; and William Quigley: 38,145 shares.
(2)	As of December 31, 2012, Mr. Copperman held outstanding options to purchase 44,903 shares.
(3)	As of December 31, 2012, Mr. Kissner held outstanding options to purchase 21,000 shares.
(4)	As of December 31, 2012, Mr. Meresman held outstanding options to purchase 35,072 shares. Mr. Meresman will not be standing for re-election in 2013.
(5)	As of December 31, 2012, Mr. Mitsakos held outstanding options to purchase 29,782 shares.
(6)	As of December 31, 2012, Mr. Newman held outstanding options to purchase 27,500 shares.
(7)	As of December 31, 2012, Mr. Quigley held outstanding options to purchase 27,500 shares.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,
BURR PILGER MAYER, INC., FOR FISCAL YEAR ENDING DECEMBER 31, 2013

(Item No. 2 on the Proxy Card)

Our audit committee has selected, and is submitting for ratification by the stockholders its selection of, the firm of Burr Pilger Mayer, Inc., or BPM, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2013 and until their successors are appointed. Representatives of BPM are expected to be at the Annual Meeting. Representatives of BPM will be given the opportunity to make a statement if they desire to do so and they will be available to respond to appropriate questions.

Although action by stockholders is not required by law, the audit committee has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding the selection, the audit committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year, if the audit committee feels that such a change would be in the best interests of our company and stockholders. In the event of a negative vote on ratification, the audit committee will reconsider the selection of BPM as our independent registered public accounting firm.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees and related expenses for professional services provided by BPM during 2012 and 2011. The audit committee considered the provision of the services corresponding to these fees, and the audit committee believes that the provision of these services is compatible with BPM maintaining its independence.

	Fiscal years
	2012	2011
Audit Fees(1)	$387,400	$527,183
Audit -Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
	$387,400	$527,183

(1)	Audit fees represent fees for professional services provided in connection with the audit of our annual consolidated financial statements, review of our quarterly condensed consolidated financial statements and services that are normally provided by BPM in connection with statutory and regulatory filings or engagements.

Pre-Approval Policies and Procedures

Our audit committee pre-approval policies and procedures require prior approval of each engagement of BPM to perform services. We adopted these pre-approval policies in accordance with the requirements of the Sarbanes-Oxley Act.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF BURR PILGER MAYER, INC. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

EXECUTIVE OFFICERS

Our executive officers, their positions and their respective ages, as of March 22, 2013, are:

Name	Age	Position(s)
Executive Officers
Bami Bastani, Ph.D.	58	President, Chief Executive Officer and Director
Brett White	50	Chief Financial Officer
Kamaljit Anand	48	Senior Vice President of Product Marketing
Larry Vaughan	57	Senior Vice President of Worldwide Sales, Services & Support
Phil Simmons	47	Senior Vice President of Engineering
Sarosh Vesuna	53	General Manager of Education
Richard Mosher	44	Vice President and General Counsel

Our executive officers serve at the discretion of the Board, subject to rights, if any, under contracts. See “Executive Compensation — Potential Payments Upon Termination or Change of Control.”

Executive Officers

Dr. Bami Bastani was appointed as CEO and President and as a member of the Board of Directors in March 2012. Prior to joining Meru, he was Chief Executive Officer and President of Trident Microsystems, Inc., a semiconductor company, from June 2011 through May 2012. In January 2012, Trident entered into Chapter 11 bankruptcy proceedings and its assets were distributed to its creditors and equity holders. Prior to joining Trident, Dr. Bastani was the Chairman and Chief Executive Officer of B2 Global Consulting, LLC, a management consulting firm from August 2008 until June 2011. From October 1998 to August 2008, Dr. Bastani was President and Chief Executive Officer of ANADIGICS, Inc. a semiconductor company providing RF solutions for the wireless and broadband communications equipment markets. From 1996 to 1998, Dr. Bastani was Executive Vice President of Fujitsu Microelectronics, where he led the Systems LSI Group, including ASIC System-On-Chip, Local Area Networks, SPARC processors, and RFICs. Previously, he served for more than a decade at National Semiconductor where he held several key executive positions, most recently as Vice President and General Manager of the Embedded Technologies Division. He received a Ph.D. degree and an M.S.E.E. degree in Electrical Engineering from The Ohio State University and a B.S.E.E. degree in Electrical Engineering from University of Arkansas.

Brett White has served as our Chief Financial Officer since December 2007. Prior to joining us, Mr. White served as Chief Financial Officer at Fortinet, Inc., a network security appliances provider, from 2005 to 2007, at Corio, Inc., a software application service provider, from 2002 to 2005, and at KANA Software, Inc., a software company, from 2001 to 2002. Mr. White also worked at Oracle Corporation, a business software company, from 1989 to 1999, where he rose to the position of Vice President of Finance. Mr. White holds a B.A. in Business Economics with honors from the University of California, Santa Barbara.

Kamaljit Anand has served as our Senior Vice President and General Manager of Healthcare since November 2012. From June 2012, until November of 2012, Mr. Anand served as our Senior Vice President and General Manager of Hospitality. From October 2009 until June 2012, Mr. Anand served as our Senior Vice President of Product Marketing. From April 2003 to October 2009, Mr. Anand served as our Senior Vice President of Marketing and Strategy, Vice President of Product Management and Vice President of Sales and Marketing. Prior to joining us, Mr. Anand served as Vice President of Business Development and International Sales at Atoga Systems, a technology company, from 2001 to 2003; he co-founded and served as Vice President of Marketing for NetContinuum Inc., a computer and networking security company, from 1999 to 2001; and served as Vice President of Field Marketing for FORE Systems Inc., an internet switching equipment company, from 1998 to 1999. Mr. Anand also worked as a strategy consultant at McKinsey & Co. from 1995 to 1997. Mr. Anand holds a B.E. in Mechanical Engineering and a B.S. in Computer Science from Birla Institute of Technology & Science, Pilani, India, an M.B.A. from The Wharton School of the University of Pennsylvania, and an M.S. in Computer Science from the University of Southern California.

Larry Vaughan has served as our Senior Vice President of Worldwide Sales, Services & Support since April 2011. From June 2007 to April 2011, Mr. Vaughan served as Vice President of Sales & Services for the Worldwide Growth and Emerging Markets for BMC Software, Inc., a software vendor, after serving as Vice

President of World Wide Field Operations for BMC Software from November 2006 to May 2007. From May 2004 to May 2005, he served as Vice President of Worldwide Sales Operations, and from April 2005 to October 2006, he served as Executive Vice President of World Wide Sales & Services, for Enterasys Networks, Inc. until it was acquired in a going-private transaction. Mr. Vaughan previously held a number of sales, sales management and executive sales management position with Symbol Technologies, Inc., Novell, Bay Networks Inc., Unisys Corporation, and IBM. Mr. Vaughan holds a B.A. in Business Administration from Western Michigan University.

Phil Simmons has served as our Senior Vice President of Worldwide Engineering since January 2011. From February 2007 to January 2011, Mr. Simmons served as Senior Director, CPE Engineering at Motorola, following the acquisition of Netopia, Inc., a broadband equipment company, where he ultimately rose to Senior Vice President of Engineering. Prior to Netopia, Mr. Simmons served as Director, Advanced Architecture for StarNet Technologies, Inc., a Voice over IP equipment company, as a member of the technical staff of Advanced Micro Devices (AMD), and as a hardware design engineer for Retix, Inc. and The General Electric Company (GEC). Mr. Simmons holds a B.Eng. in Electrical and Electronic Engineering from the University of Portsmouth (England).

Sarosh Vesuna has served as our General Manager of Education since June 2012. Previously, Mr. Vesuna served as our Vice President of Business Development from January 2008 until June 2012. Prior to joining us, Mr. Vesuna served as Senior Director of Strategy and Business Development for Motorola Inc., a technology company, from January 2007 to January 2008. From February 1998 to January 2007, Mr. Vesuna served as Senior Director of Strategy and Business Development at Symbol Technologies Inc., a mobile data capture and delivery company. Mr. Vesuna holds a B.S.E.E. from the University of Bombay and an M.S.E.E. from Pennsylvania State University.

Richard Mosher served as our Vice President and General Counsel from November 2009 until April 12, 2013. From November 2007 to November 2009, Mr. Mosher served as Vice President and General Counsel for Ingres Corporation, an open source database company formed by a divestiture from CA, Inc. Prior to working at Ingres, from 2006 until 2007, Mr. Mosher served as Vice President and General Counsel of SNOCAP, Inc., a digital music licensing company. From 2000 to 2006, Mr. Mosher was Vice President and General Counsel for Intellisync Corporation (formerly known as Pumatech, Inc.), a mobile device software company, through the acquisition of Intellisync by Nokia Corporation. Mr. Mosher worked from February 2006 through June 2006 with Nokia Corporation, a technology company, following its acquisition of Intellisync. Mr. Mosher holds a B.A. in Political Science from the University of California, San Diego and a J.D. from the University of the Pacific.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 22, 2013 (the record date for the Annual Meeting) for:

•	each person who we know beneficially owns more than 5% of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 22,074,588 shares of common stock outstanding at March 22, 2013. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of March 22, 2013. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Meru Networks, Inc., 894 Ross Drive, Sunnyvale, CA 94089.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage
Directors and Named Executive Officers:
Bami Bastani(2)	196,018	*
Brett White(3)	111,662	*
Kamaljit Anand(4)	122,434	*
Larry Vaughan(5)	124,431	*
Phil Simmons(6)	41,453	*
Harold Copperman(7)	311,785	1.4%
Charles Kissner(8)	82,761	*
Stanley Meresman(9)	165,711	*
Nicholas Mitsakos(10)	99,115	*
Barry Newman(11)	252,938	1.1%
William Quigley(12)	2,588,185	11.4%
Ihab Abu-Hakima(13)	198,585	*
All executive officers and directors as a group, fourteen persons(14)	4,376,470	18.6%
Other 5% Stockholders:(15)
Entities Affiliated with Clearstone Venture Partners(12)	2,468,941	10.9%
Entities Affiliated with D.E. Shaw & Company(16)	1,765,454	7.9%
Bluestream Ventures(17)	1,257,763	5.6%

*	Less than 1%
(1)	Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Also includes options, warrants, and other securities that convert into or may be exercised to purchase shares of common stock within 60 days of March 22, 2013. Unless otherwise noted, shares are owned of record and beneficially by the named person.
(2)	Consists of 18,832 shares of common stock and 177,186 shares of common stock subject to options which are exercisable within 60 days of March 22, 2013.
(3)	Consists of 12,498 shares of common stock and 99,164 shares of common stock subject to options which are immediately exercisable, 9,616 of which are subject to our right of repurchase within 60 days of March 22, 2013, which right lapses over time.
(4)	Consists of 57,259 shares of common stock and 65,175 shares subject to options which are immediately exercisable, 7,213 of which are subject to our right of repurchase within 60 days of March 22, 2013, which right lapses over time.
(5)	Consists of 49,871 shares of common stock, 25,000 restricted stock units that will vest within 60 days of March 22, 2013, and 49,560 shares of common stock subject to options which are exercisable within 60 days of March 22, 2013.
(6)	Consists of 13,893 shares of common stock and 27,560 shares of common stock subject to options which are exercisable within 60 days of March 22, 2013.
(7)	Consists of 238,160 shares of common stock, 14,361 restricted stock units that will vest within 60 days of March 22, 2013, and 59,264 shares subject to options which are immediately exercisable, 4,776 of which are subject to our right of repurchase within 60 days of March 22, 2013, which right lapses over time.
(8)	Consists of 51,507 shares of common stock, 13,002 restricted stock units that will vest within 60 days of March 22, 2013, and 18,252 shares of common stock subject to options which are exercisable within 60 days of March 22, 2013.

(9)	Consists of 108,220 shares of common stock, 1,200 restricted stock awards, 12,517 restricted stock units that will vest within 60 days of March 22, 2013, and 43,774 shares of common stock subject to options which are exercisable within 60 days of March 22, 2013.
(10)	Consists of 44,881 shares of common stock, 12,226 restricted stock units that will vest within 60 days of March 22, 2013, and 42,008 shares of common stock subject to options which are immediately exercisable, 2,541 of which are subject to our right of repurchase within 60 days of March 22, 2013, which right lapses over time.
(11)	Consists of 198,464 shares of common stock, 13,487 restricted stock units that will vest within 60 days of March 22, 2013, and 40,987 shares of common stock subject to options which are exercisable within 60 days of March 22, 2013.
(12)	Includes, solely with respect to Mr. Quigley, 66,322 shares of common stock, 12,711 restricted stock units that will vest within 60 days of March 22, 2013, and 40,211 shares subject to options which are exercisable within 60 days of March 22, 2013. Based on a Schedule 13G filed February 8, 2013, also includes (i) 2,263,057 shares of common stock beneficially owned by Clearstone Venture Partners II-A, L.P., (ii) 76,847 shares of common stock beneficially owned by Clearstone Venture Partners II-B, L.P., and (iii) 129,037 shares of common stock beneficially owned by Clearstone Venture Partners II-C, L.P. Pursuant to an arrangement with Clearstone Venture Management Services, L.L.C. (“Clearstone Services”), Mr. Quigley is contractually obligated to remit the value of any remuneration received for service as one of our directors to Clearstone Services. Clearstone Services disclaims beneficial ownership over all shares held by Clearstone Venture Partners II-A, L.P., Clearstone Venture Partners II-B, L.P. and Clearstone Venture Partners II-C, L.P. Clearstone Venture Management II, L.L.C. (the “General Partner”) is the sole general partner of each of (i) Clearstone Venture Partners II-A, L.P., (ii) Clearstone Venture Partners II-B, L.P. and (iii) Clearstone Venture Partners II-C, L.P. (collectively, the “Funds”). The General Partner, through its control of the Funds, has sole voting, investment and dispositive power with respect to the shares held by the Funds. The address for each of Clearstone Venture Management II, L.L.C., Clearstone Venture Management Services, L.L.C., Clearstone Venture Partners II-A, L.P., Clearstone Venture Partners II-B, L.P., and Clearstone Venture Partners II-C, L.P. is 1351 4th Street, 4th Floor, Santa Monica, California 90401.
(13)	Mr. Abu-Hakima ceased to be an executive officer and member of our Board on March 21, 2012 in conjunction with the commencement of Dr. Bastani’s service as our president and Chief Executive Officer. Consists of 10,900 shares of common stock and 187,685 shares subject to options which were immediately exercisable as of March 22, 2013. All options were subsequently terminated by their terms on April 1, 2013.
(14)	Consists of 2,468,941 shares beneficially held by entities affiliated with Clearstone Ventures. Also includes an aggregate of 895,792 shares of common stock held individually by directors and officers, 104,504 restricted stock units and awards that will vest within 60 days of March 22, 2013 and options to purchase 907,233 shares of the common stock which are immediately exercisable, 26,150 of which are subject to our right of repurchase within 60 days of March 22, 2013, which right lapses over time. Includes shares beneficially owned by Richard Mosher, our Vice President and General Counsel, who resigned as of April 12, 2013.
(15)	Based on a Schedule 13G filed February 13, 2012 filed by entities affiliated with NeoCarta Ventures (“NeoCarta”), NeoCarta held 2,143,300 shares, consisting of: (i) 1,928,980 shares owned by NeoCarta Ventures, L.P. and (ii) 214,320 shares owned by NeoCarta Scout Fund, L.L.C. NeoCarta Associates, L.L.C. serves as the general partner of NeoCarta Ventures, L.P. and serves as the Manager of NeoCarta Scout Fund, L.L.C. As such, NeoCarta Associates, L.L.C. has voting and investment control over the shares owned by NeoCarta Ventures, L.P. and NeoCarta Scout Fund, L.L.C. and may be deemed to own beneficially the shares owned by NeoCarta Ventures, L.P. and NeoCarta Scout Fund, L.L.C. NeoCarta Associates, L.L.C. owns no securities of Meru directly. The address of NeoCarta Ventures is 204 E. 2nd Ave., Suite 428, San Mateo, California 94401. Mr. Newman, one of our directors, is a former Managing Director of NeoCarta Ventures, L.P. and NeoCarta Scout Fund, L.L.C. NeoCarta has informed us that they have distributed the shares they held and are no longer a 5% stockholder.
(16)	Based on a Schedule 13G/A filed February 14, 2011. Consists of (i) 176,976 shares that Laminar Direct Capital, L.L.C. has the right to acquire upon exercise of Class A warrants to purchase our Common Stock, (ii) 176,976 shares that Laminar Direct Capital, L.L.C. has the right to acquire upon exercise of Class B warrants to purchase our Common Stock, (iii) 952,018 shares in the name of D. E. Shaw Composite Side Pocket Series 5, L.L.C., and (iv) 459,484 shares in the name of D. E. Shaw Composite Fund, L.L.C. David E. Shaw does not own any shares directly. By virtue of David E. Shaw’s position as

President and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw & Co., L.P., which in turn is the managing member and investment adviser of Laminar Direct Capital, L.L.C. and the investment adviser of D. E. Shaw Composite Side Pocket Series 5, L.L.C. and D. E. Shaw Composite Fund, L.L.C., and by virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co. II, Inc., which is the managing member of D. E. Shaw & Co., L.L.C., which in turn is the manager of D. E. Shaw Composite Side Pocket Series 5, L.L.C. and the managing member of D. E. Shaw Composite Fund, L.L.C., David E. Shaw may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the shares beneficially owned described above and, therefore, David E. Shaw may be deemed to be the beneficial owner of such shares. David E. Shaw disclaims beneficial ownership of such 1,765,454 shares. The address of D.E. Shaw & Company is 1166 Avenue of the Americas, 9th Floor, New York, NY 10036.
(17)	Based on a Form 4 filed by Thomas Erickson on December 5, 2011. Consists of 822,569 shares held by Bluestream Ventures, L.P., and 435,194 shares that Bluestream Ventures, L.P. has the right to acquire upon exercise of warrants of common stock, with such right expiring in 2014. The address of Bluestream Ventures is 221 East Myrtle Street, Stillwater, Minnesota 55082.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and narrative that follow.

Executive Summary

Our compensation committee sets the compensation of our named executive officers, with the assistance of a compensation consultant described in more detail below, in light of their preexisting compensation arrangements, based on their ability to achieve annual operational objectives that further our long-term business objectives and to create sustainable long-term stockholder value in a cost-effective manner. In considering changes to executive officer compensation, the compensation committee took note of the greater than 99% approval at our 2011 Annual Meeting of the non-binding advisory resolution on compensation paid to our named executive officers, as disclosed in the compensation discussion and analysis, compensation tables and related narrative discussion in the proxy statement for our 2011 Annual Meeting.

Compensation Philosophy and Objectives

Our compensation program for named executive officers is designed to attract, motivate and retain highly qualified individuals with the leadership skills necessary to achieve our business strategy. We specifically designed our compensation program to reward the achievement of specific annual, long-term and strategic goals, and to align our executives’ interests with those of our stockholders by improving stockholder value. To that end, we have established a compensation philosophy which believes executive compensation packages provided to our named executive officers should adhere to the following objectives:

•	Named executives officers should be rewarded for achieving financial and operating performance in support of our business strategy and leadership excellence;
•	Compensation of named executive officers should be aligned with the interests of our stockholders by providing the named executive officers with long-term equity incentive compensation opportunities and promoting stock ownership, and thereby discouraging behavior that leads to excessive risk taking;
•	A portion of the compensation should be at risk; provided such risk does not lead to excessive risk taking by the named executive officers and should vary based on our financial and operating performance as well as the named executive officers’ level of responsibility; and

•	Compensation of named executive officers should be competitive with market practice to enable us to attract, motivate, and retain such high-caliber named executive officers, as well as remain flexible in order to respond to changes in competitive trends.

Role of the Compensation Committee and Management

Our compensation committee has the responsibility of formulating, evaluating and determining the compensation of our executive officers, including our named executive officers. The compensation committee consults with our Chief Executive Officer, Chief Financial Officer and Senior Vice President of Human Resources regarding both executive and non-executive employee compensation plans and programs, including administering our equity incentive plans. Our management team typically makes assessments and recommendations to the compensation committee on whether there should be adjustments to the annual base salary, annual cash incentive compensation and long-term equity incentive compensation of named executive officers based upon an assessment of certain factors. The compensation committee reviews such assessments and recommendations; however, the compensation committee’s decisions are made by the compensation committee in its sole discretion, and outside of the presence of any impacted named executive officers. The compensation committee has the ultimate responsibility of formulating, evaluating and determining the compensation of our named executive officers, including the compensation of our Chief Executive Officer. Accordingly, in addition to the information regarding executive compensation paid to executives with similar titles and responsibilities at the companies in the Peer Group (described below), the compensation committee also takes into account each of the following individual factors (which are provided to the compensation committee by our management team) when determining the compensation for our executive officers:

•	Individual performance;
•	Performance of our business;
•	Retention risks;
•	Recommendations on the design and structure of quarterly incentive and long term equity incentive compensation;
•	Information on recruiting and hiring trends and key employment statistics;
•	Recommendations from compensation consultant and management on the amount and form of compensation to be paid to all executive officers, including the Chief Executive Officer;
•	Strategic importance of the position;
•	Scarcity in the market of the individual’s skills and talents;
•	Expected future contributions;
•	Historical compensation; and
•	Other information as requested by the compensation committee.

Our Chief Executive Officer, Senior Vice President of Human Resources and our General Counsel generally attend the compensation committee meetings. However, at each meeting in which executive compensation is on the agenda, the compensation committee holds an executive session without management present. Our Chief Executive Officer is not present during the deliberation of, and voting on, his compensation.

Competitive Market Data and Use of Compensation Consultants

The compensation committee is authorized to retain the services of compensation consultants and other advisors from time to time, as it sees fit, in connection with the establishment of cash and equity compensation plans and arrangements and related policies. In late 2009, the compensation committee engaged Compensia to advise on compensation for our executive officers and employees. Based in part on policies and procedures implemented by Compensia to ensure its ability to provide objective third-party advice on executive compensation matters, our compensation committee believes that Compensia is free of conflicts of interest.

In 2012, Compensia provided the following services to our compensation committee:

•	Assisting in the selection of the Peer Group and applicable benchmarks;
•	Providing compensation market data;
•	Assisting the compensation committee in interpreting compensation data;
•	Reviewing our management’s compensation recommendations;
•	Advising on the reasonableness and effectiveness of our executive officer compensation levels and programs for all executives;
•	Assisting on an analysis for an option exchange; and
•	Providing market data on change in control benefits.

In 2012, Compensia recommended a peer group of companies (referred to as the “Peer Group”) against which it assessed the competitiveness of the executive compensation program. The companies comprising the Peer Group were selected on the basis of their similarity to our company in size (as determined by revenue and market capitalization) and product or service similarity. Compensation data for the Peer Group companies was gathered from publicly available information and from Compensia’s proprietary compensation databases. This Peer Group was approved by the compensation committee and consisted of the following publicly-traded companies:

•	Boingo Wireless, Inc.
•	CalAmp
•	Communications Systems, Inc.
•	Digi International, Inc.
•	Echelon Corporation
•	EMCORE Corporation
•	Limelight Networks, Inc.
•	Maxwell Technologies, Inc.
•	Network Equipment Technologies, Inc.
•	OPNET Technologies, Inc.
•	PCTEL, Inc.
•	ShoreTel, Inc.
•	Smith Micro Software, Inc.
•	Sourcefire, Inc.
•	Sycamore Networks Solutions, Inc.
•	Symmetricom
•	Telular Corporation
•	VASCO Data Security International, Inc.

Total compensation was not targeted or benchmarked to any particular percentile of compensation paid by other Peer Group companies, but rather the compensation committee considered Peer Group compensation as a factor in making its compensation decisions, and considered market data a useful reference point to take into account to ensure that named executive officer total compensation is competitive with the Peer Group and sufficient to recruit and retain qualified executives. In addition, with the assistance of Compensia, the compensation committee also considered the following factors:

•	the performance of our company and the individual executive officer;
•	the criticality of the executive officer to our company;
•	the competitiveness of the market for that position;
•	our company’s compensation philosophy (including short-term and long-term strategic objectives); and
•	the economic and business conditions of the overall market.

Elements of Compensation

In 2012, the three main elements to our compensation program for named executive officers were:

•	base salary;
•	cash bonus incentive plans; and
•	long-term equity compensation.

In addition, we offer our executive officers additional benefits including a 401(k) plan and health benefits on the same terms as other employees. We have also entered into severance and change of control arrangements with our named executive officers. The compensation committee does not consider these benefits when making its determinations about other elements of our executive compensation program.

Base Salary

We pay each named executive officer a base salary based on the experience, skills, knowledge and responsibilities required of such executive officer. Base salaries are initially set when a named executive officer joins us, and they represent, along with the factors described below, the amounts that we believe are necessary to attract and retain such executive officer. We believe base salaries are an important element in our overall compensation program because base salaries provide a fixed element of compensation that reflects job responsibilities and value to our company.

The base salaries of our named executive officers were initially set at the time they joined us based on the following:

•	nature and responsibility of the position and the base salary at the executive’s former position;
•	expertise of the individual executive;
•	competitiveness of the market for the executive’s services based on the substantive judgment of the compensation committee; and
•	recommendations of the Chief Executive Officer and Senior VP of Human Resources, except in the case of their own compensation.

Adjustments are made to the base salaries of our named executive officers based on periodic evaluations that take into account the factors listed above and overall company performance (without any reference to a specific goal). In 2012 we made modest adjustments to the base salaries of our named executive officers, other than Mr. Vaughan, as the compensation committee believed the base salary level changes were warranted to satisfy our compensation objectives. Our compensation committee believed that Mr. Vaughan’s base salary was already in line with our compensation objectives. Mr. Simmons received a salary increase of 13.6% in consideration of his performance, his value to our company, and to encourage his retention.

Cash Bonus Incentive Plans

Our cash bonus incentive plan rewards our named executive officers for meeting and exceeding short-term goals, principally relating to the achievement of revenue targets and operational performance goals set by the compensation committee after consultation with the Board. We believe establishing revenue targets and operational performance goals are effective measurements in assessing how well or how poorly we are performing from a financial and development standpoint, and providing specific compensation rewards encourages our named executive officers to perform at their highest potential. It is our general philosophy that management be rewarded for their performance as a team in the attainment of these goals. We believe that this is important in aligning our named executive officers and employees and promoting teamwork among them.

On February 29, 2012, our compensation committee approved our 2012 Management Bonus Plan, which we refer to as the 2012 Bonus Plan, which became effective immediately upon approval. Each named executive officer (with the exception of Mr. Vaughan, our Senior Vice President of Worldwide Sales, Services and Support) was assigned a targeted bonus value, set as a percentage of his base salary for 2012. Mr. Vaughan did not participate in the 2012 Bonus Plan because he was on a separate sales plan. Each named executive officer had the ability to earn more or less than his targeted value based on the extent of achievement of the specified performance goals, with 80% of target bonus value tied to the company’s achievement of a specified revenue goal (or the “2012 Revenue Bonus”), and 20% of target bonus value tied to the company’s achievement of a specified operating profit goal (or the “2012 Operating Profit Bonus”). In order for any 2012 Revenue Bonus to be paid, the company’s revenue target, as approved by our Board, was required to be met at a level of at least 90% of the target. In order for any 2012 Operating Profit Bonus to be paid, the company was required to meet a minimum target profit amount before interest, tax, and amortization expenses. The 2012 Bonus Plan also provided accelerating additional rewards for over achievement of the corporate goals, however the total bonus amount available under the 2012 Bonus Plan was capped at 250% of the targeted bonus value. The 2012 Bonus Plan also provided for quarterly “Fast Start” cash bonuses of between 5% and 15% of a named executive officer’s annual target bonus, to be paid in the event that during the initial three quarters of the year we achieve quarterly minimum thresholds that are at least 100% of the year-to-date revenue targets. At the time the compensation committee established the targets in the 2012 Bonus Plan, it believed the targets were challenging but achievable based on its review of our operating plan and its assessment of our industry and the general economic environment.

In connection with Dr. Bastani’s transition to chief executive officer, our compensation committee reevaluated the 2012 Bonus Plan and the 2012 Sales Bonus Plan. Our compensation committee determined that the both plans should be amended to improve the retentive value of the plans in light of our focus on operating profits in addition to revenue. On June 22, 2012, our compensation committee approved an amendment to the 2012 Bonus Plan, which we refer to as the Amended 2012 Bonus Plan, which replaced the 2012 Bonus Plan. Under the Amended 2012 Bonus Plan, each named executive officer (with the exception of Mr. Vaughan) was assigned a targeted bonus value, set as a percentage of his base salary for 2012. Mr. Vaughan did not participate in the Amended 2012 Bonus Plan because he was on a separate sales plan, and Dr. Bastani participated on a prorated basis based on his start date of March 19, 2012. Each named executive officer had the ability to earn more or less than his targeted value based on the extent of achievement of the specified performance goals. For our Chief Executive Officer and Chief Financial Officer, 50% of the target bonus value was a 2012 Revenue Bonus, and 50% of the target bonus value was a 2012 Operating Profit Bonus. For named executive officers other than our Chief Executive Officer and Chief Financial Officer, 40% of the target bonus value was a 2012 Revenue Bonus, 40% of the target bonus value was the 2012 Operating Profit Bonus, and 20% of the target bonus value was tied to the executive’s performance against management objectives as reasonably determined by our Chief Executive Officer. The Amended 2012 Bonus Plan also provided accelerating additional rewards for over achievement of the corporate goals, however the total bonus amount available under the Amended 2012 Bonus Plan was capped at 200% of the targeted bonus value. At the time the compensation committee established the targets in the Amended 2012 Bonus Plan, it believed the targets were challenging but achievable based on its review of our operating plan and its assessment of our industry and the general economic environment.

Our compensation committee identified operating profit, in addition to revenue growth, as key measures of our performance as well as increased utilization of our products. To incentivize our focus on revenue growth and operating profit, the weighting under the Amended 2012 Bonus Plan was such that 50% of any bonus payable was based on achieving specified annual revenue goals for our Chief Executive Officer and Chief Financial Officer, and 40% of any bonus payable was based on achieving specified annual revenue goals for the other named executive officers with the exception of Mr. Vaughan. In addition, 50% of any bonus payable under the Amended 2012 Bonus Plan was tied to our operating profit for 2012 for our Chief Executive Officer and Chief Financial Officer, and 40% for the other named executive officers with the exception of Mr. Vaughan. For named executive officers, with the exception of the Chief Executive Officer, Chief Financial Officer and Mr. Vaughan, 10% of any bonus payable was based on achievement of defined individual performance objectives, with such achievement to be determined by the Chief Executive Officer. The compensation committee selected the various elements of the potential bonuses for each named executive officer to reward achievement for meeting and exceeding short-term goals, principally relating to the achievement of revenue targets and operational performance goals set after consultation with the Board.

Under the Amended 2012 Bonus Plan, no portion of the Revenue Bonus could be paid unless we met the minimum revenue target for 2012 which was 92.2% of our revenue target for 2012, as approved by our Board. Upon achievement of this minimum revenue target, each participant was eligible to receive a bonus award of 50% of their targeted Revenue Bonus. For achievement between 92.2% and 100% of the revenue target, each eligible participant was eligible to receive a bonus award increasing from 50% on a straight line basis according to the percentage of achievement up to 100%. For example, in the event that annual revenue is achieved at 95% of the target level, the Revenue Bonus would be paid at approximately 68% of the target Revenue Bonus amount. Upon achievement of 100% of our revenue target for 2012 of $102.8 million, each participant was eligible to receive a bonus award of 100% of their targeted Revenue Bonus. For revenue achievement in excess of 100% of the revenue target for 2012 approved by our Board, the Revenue Bonus would start at a payment of 100% of the target Revenue Bonus (i.e., the Revenue Bonus earned at achievement of 100% of our company’s annual revenue target) and would increase on a straight-line basis according to the percentage of achievement so that at 120% of the revenue target the Revenue Bonus would be calculated at 200% of the target Revenue Bonus. For example, in the event that our company’s actual revenue was 110% of the annual revenue target approved by our Board, the Revenue Bonus would be paid at 150% of the target Revenue Bonus amount. The revenue target of $102.8 million was established by our Board at a level that we believed to be achievable, but would have required better than expected performance by us and each of our named executive officers.

Under the Amended 2012 Bonus Plan, no portion of the Operating Profit Bonus could be paid to the eligible participants unless we achieved a minimum operating profit (loss) of ($19.9 million). If we achieved the minimum operating profit (loss), the amount of the Operating Profit Bonus was to be calculated on a straight line basis starting at 50% upon achievement of the minimum profit amount and up to 100% upon achievement of the target operating profit (loss) of ($17.9 million). If the target operating profit (loss) is exceeded, the Operating Profit Bonus amount would be calculated on a straight line basis, such that the Operating Profit Bonus would be the target Operating Profit Bonus multiplied by a multiplier equal to 100% of the target Operating Profit Bonus plus 5% of the target Operating Profit Bonus for each $98,600 of our non-GAAP EBITA performance better than the target operating profit (loss). Under the Amended 2012 Bonus Plan, our operating profit (loss) was measured on a non-GAAP basis, excluding stock-based compensation expense and warrant expense. After consultation with the Board, the compensation committee selected the operating profit (loss) target in an effort to motivate the reduction of our operating expenses while also rewarding revenue growth.

During 2012, we generated revenue of approximately $97.5 million, or 95% of our operating plan revenue target. Accordingly, the participants received a bonus of 68% of their respective Revenue Bonus. Under the Amended 2012 Bonus Plan, our operating profit (loss) was measured on a non-GAAP basis, excluding stock-based compensation expense and warrant expense. During 2012, we generated an operating profit (loss) of approximately ($17.8 million), or 100% of our operating profit (loss) target. Accordingly, the participants received a bonus of 100% of their respective Operating Profit Bonus. As a result, overall weighted achievement against the Amended 2012 Bonus Plan was 84% not including the bonus portion tied to the achievement of defined individual performance objectives.

The target bonus established under the Amended 2012 Bonus Plan for, and the amount received by, each named executive officer other than Mr. Vaughan was as follows:

Name	Position		Target Percentage (%) of Base Salary	Target Bonus Amount (including Revenue Bonus and Operating Profit Bonus)		Actual Bonus Received (including Revenue Bonus and Operating Profit Bonus)
Dr. Bami Bastani	President and CEO		100%	$337,500	(1)	$287,500
Ihab Abu-Hakima	President and CEO	(2)	0%	0		0
Brett White	Chief Financial Officer		50%	151,500		124,480
Kamaljit Anand	Senior Vice President of Product Marketing		45%	121,500		105,179
Phil Simmons	Senior Vice President, Worldwide Engineering		45%	112,500		94,688

(1)	Dr. Bastani’s target bonus was $450,000 but prorated for the year to reflect his starting date of March 21, 2012.
(2)	Mr. Abu-Hakima resigned as our President and Chief Executive Officer effective as of March 21, 2012. See “— Transition Services Agreement with Mr. Abu-Hakima” and “Advisory Agreement with Mr. Abu-Hakima” for a discussion of the specific arrangements with Mr. Abu-Hakima in connection with his departure.

On March 18, 2012, the compensation committee approved a Sales Bonus Plan for Mr. Vaughan, our Senior Vice President of Worldwide Sales, Service and Support, which became effective immediately upon approval, and which we refer to as the 2012 Sales Bonus Plan. The Sales Bonus Plan offered Mr. Vaughan the opportunity to earn a cash bonus, set at his $325,000 annual Sales Bonus target based on the achievement of specified annual performance targets for 2012.

On June 22, 2012, the compensation committee approved an amendment to the 2012 Sales Bonus Plan, which we refer to as the Amended 2012 Sales Bonus Plan, which replaced the 2012 Sales Bonus Plan. Under the Amended 2012 Sales Bonus Plan, Mr. Vaughan was assigned a targeted bonus value, set as a percentage of his base salary for 2012. Mr. Vaughan had the ability to earn more or less than his targeted value based on the extent of achievement of specified performance goals. For Mr. Vaughan, 60% of the target bonus value was tied to achievement of a specified revenue goal (or the “2012 Sales Revenue Bonus”), and 30% of the target bonus value was tied to achievement of a specified operating profit goal (or the “2012 Sales Operating Profit Bonus”). In addition, Mr. Vaughan had the ability to earn an additional bonus which we refer to as the 2012 Supplemental Bonus for the second, third and fourth quarters of 2012 equal to 10% of his annual target bonus provided both the minimum revenue threshold and operating profit targets were met for the quarter. In the event the revenue goal and the operating profit goal were achieved at 100% and the minimum revenue target and minimum operating profit targets were achieved in each quarter, Mr. Vaughan’s annual cash bonus would equal 120% of Mr. Vaughan’s targeted bonus value.

Under the Amended 2012 Sales Bonus Plan, no portion of the Revenue Bonus could be paid unless we met the minimum revenue target for 2012 which was 92.2% of our revenue target for 2012, as approved by our Board. Upon achievement of this minimum revenue target, Mr. Vaughan was eligible to receive a bonus award of 50% of his targeted 2012 Sales Revenue Bonus. For achievement between 92.2% and 100% of the revenue target approved by our Board, Mr. Vaughan was eligible to receive a bonus award increasing from 50% on a straight line basis according to the percentage of achievement up to 100%. For example, in the event that annual revenue is achieved at the 95% of the target level, the 2012 Sales Revenue Bonus would be paid at approximately 68% of the target 2012 Sales Revenue Bonus amount. Upon achievement of 100% of our revenue target for 2012 of $102.8 million, Mr. Vaughan was eligible to receive a bonus award of 100% of his targeted 2012 Sales Revenue Bonus. For revenue achievement in excess of 100% of the revenue target for 2012 approved by our Board, the 2012 Sales Revenue Bonus would start at a payment of 100% of the target

2012 Sales Revenue Bonus (i.e., the 2012 Sales Revenue Bonus earned at achievement of 100% of our company’s annual revenue target) and would increase on a straight-line basis according to the percentage of achievement so that at 120% of the revenue target the 2012 Sales Revenue Bonus shall be calculated at 200% of the target 2012 Sales Revenue Bonus. For example, in the event that our company’s actual revenue was 110% of the annual revenue target, the Revenue Bonus would be paid at 150% of the target 2012 Sales Revenue Bonus amount. The revenue target of $102.8 million was established by our Board at a level that we believed to be achievable, but would have required better than expected performance by us and Mr. Vaughan.

Under the Amended 2012 Sales Bonus Plan, no portion of the 2012 Sales Operating Profit Bonus could be paid unless we achieved a minimum operating profit (loss) of ($19.9 million). If we achieved the minimum operating profit (loss), the amount of the 2012 Sales Operating Profit Bonus was to be calculated on a straight line basis starting at 50% upon achievement of the minimum profit amount and up to 100% upon achievement of the target operating profit (loss) of ($17.8 million). In addition, if our operating profit for 2012 exceeded the target operating profit, the 2012 Sales Operating Profit Bonus would have also increased on a straight line basis according to the percentage of achievement. If the target operating profit is exceeded, the 2012 Sales Operating Profit Bonus amount would be calculated on a straight line basis, such that the 2012 Sales Operating Profit Bonus would be the target 2012 Sales Operating Profit Bonus multiplied by a multiplier equal to 100% of the target Operating Profit Bonus plus 5% of the target 2012 Sales Operating Profit Bonus for each $98,600 of non-GAAP EBITA performance better than the target operating profit (loss). Under the Amended 2012 Sales Bonus Plan, our operating profit (loss) was measured on a non-GAAP basis, excluding stock-based compensation expense and warrant expense. After consultation with the Board, the compensation committee selected the operating profit (loss) target in an effort to motivate the reduction of our operating expenses while also rewarding revenue growth.

During 2012, we generated revenue of approximately $97.5 million, or 95% of our operating plan revenue target. Accordingly, Mr. Vaughan received a bonus of 68% of his 2012 Sales Revenue Bonus, resulting in a payment of $131,000. Under the Amended 2012 Sales Bonus Plan, our operating profit (loss) was measured on a non-GAAP basis, excluding stock-based compensation expense and warrant expense. During 2012, we generating an operating profit (loss) of approximately ($17.8 million), or 100% of our operating profit (loss) target. Accordingly, Mr. Vaughan received a bonus of 100% of his 2012 Sales Operating Plan Bonus resulting in a payment of $100,800. In addition, the company achieved the minimum revenue of $24.5 million and operating profits (loss) of ($4.2 million), resulting in the payment of $32,500 for the second quarter; revenue of $25.4 million and operating profits (loss) of ($3.1 million) resulting in the payment of $32,500 for the third quarter; and revenue of $28.2 million and operatin profits (loss) of ($1.7 million) which did not satisfy the minimum revenue threshold of $29.5 million or the operating profit (loss) minimum threshold of ($765,000) for the fourth quarter. Mr. Vaughan received 67% of his total available Supplemental Bonus of $97,500, resulting in a payment of $65,000 for his Supplemental Bonus.

The total bonus amount available under the Amended 2012 Sales Bonus Plan was capped at 200% of the target bonus value.

Long-Term Equity Compensation

The goal of our long-term, equity-based incentive awards is to provide each named executive officer with an incentive to manage our company from the perspective of an owner with an equity stake in the business. Our compensation committee believes that long-term performance is achieved through an ownership culture that encourages long-term performance by our named executive officers through the use of stock-based awards. In addition, our compensation committee also believes that having a meaningful equity ownership in our company assists us in retaining our key employees. Following our initial public offering, we provide our named executive officers with long-term equity compensation through our 2010 Stock Incentive Plan, pursuant to which we grant options to purchase shares of our common stock. Following our initial public offering, we also provide restricted stock awards to our named executive officers. The compensation value of an RSU award does not depend solely on future stock price increases; at grant, its value is equal to our stock price. Although its value may increase or decrease with changes in the stock price during the period before vesting, an RSU award will likely have value even without future stock price appreciation. Accordingly, RSU awards deliver greater share-for-share compensation value at grant than do stock options, and we can offer comparable grant date compensation value with fewer shares than if the grant were made solely with stock options. This results in less dilution to our stockholders.

In February of 2012, in connection with the annual compensation review, the compensation committee determined to grant, our Chief Financial Officer RSUs for an aggregate of 12,000 shares and an option to purchase 17,000 shares, our Senior Vice President, Worldwide Engineering RSUs for an aggregate of 10,000 shares and an option to purchase 15,000 shares, our Senior Vice President, Worldwide Sales, Service and Support RSUs for an aggregate of 10,000 shares and an option to purchase 15,000 shares, our General Manager, Healthcare an RSUs for an aggregate of 10,000 shares and an option to purchase 17,000 shares. The compensation committee determined to make the grants based on individual performance and review of current executive officer equity positions relative to peer group and survey median as reflected in the data provided by Compensia.

In setting the vesting schedule for the February 2012 grants, our compensation committee determined that the total number of option shares granted in February 2012 to these executives would vest in accordance with our standard time-based vesting provisions whereby 1/48th of the option shares vest monthly with full vesting on February 7, 2016. For RSUs granted in February 2012 to our Chief Financial Officer, our Senior Vice President, Worldwide Engineering, our Senior Vice President, Worldwide Sales, Service and Support, and our General Manager, Healthcare, 50% of the total number of shares vest in full on January 1, 2015 and the remaining 50% of the total number of shares vest upon the achievement of specified performance targets, which we refer to as the Performance RSUs. The compensation committee decided to subject 50% of the total number of RSU shares to performance-based vesting due in part of its belief that performance should be a significant factor in our overall equity compensation program.

In addition, on February 7, 2012, our compensation committee granted an option to purchase 3,000 shares to our General Manager, Healthcare, with an option price set at $9.10, the vesting of which is entirely subject to the achievement of the performance targets requiring that we achieve a specified revenue per share target by January 1, 2013. If the target was met, the options would vest in full on January 1, 2013. If our revenues per share for this period equaled or exceeded 92% of the target, the number of shares underlying the options that vest would be equal to (i) 50% of the total number of shares underlying the options, plus (ii) a number of additional shares of the remaining 50% of the shares based linearly on the revenues per share achieved in excess of 92% of the target up to 100% of the target. As the target was not achieved at a level of 92%, no shares underlying the options vested and the options terminated.

In August 2012, our compensation committee granted our Chief Executive Officer an option to purchase 60,000 shares and RSUs for an aggregate of 30,000 shares, our Chief Financial Officer an option to purchase 20,000 shares and RSUs for an aggregate of 10,000 shares, our Senior Vice President, Worldwide Engineering an option to purchase 16,000 shares and RSUs for an aggregate of 8,000 shares, our Senior Vice President, Worldwide Sales, Support and Services, an option to purchase 30,000 shares and RSUs for an aggregate of 15,000 shares, our General Manager, Healthcare, an option to purchase 16,000 shares and RSUs for an aggregate of 8,000 shares. The options will vest 50% on August 23, 2013, and the remaining 50% will vest on August 23, 2014. The RSUs will vest 50% on August 23, 2013 and the remaining 50% will vest on August 23, 2014.

Employee Benefits

We provide all of our employees with a broad range of benefits, including medical and dental insurance and the opportunity to participate in our 401(k) plan, which is open to all regular, full-time US employees. We do not provide any special perquisites or benefits for the named executive officers.

Severance and Change of Control Arrangements.

On November 7, 2011, our compensation committee approved changes to our severance and change of control arrangements with our named executive officers. Our compensation committee determined to provide these severance and change of control arrangements in order to mitigate some of the risk that exists for executives working in a small, dynamic company in an environment where there is a meaningful likelihood that we may be acquired. These arrangements are intended to attract and retain qualified executives that have alternatives that may appear to them to be less risky absent these arrangements, and to mitigate a potential disincentive to consideration and execution of such an acquisition, particularly where the services of these executive officers may not be required by the acquirer. We also believe that entering into these arrangements will help these executive officers maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of Meru. In connection with his appointment as Chief Executive Officer, in March of 2012, Dr. Bastani entered into a similar change of control agreement. These benefits are as more fully described in the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control” below.

Retirement Plans

Except as described below, we currently have no plans that provide for the payment of retirement benefits, or benefits that will be paid primarily following retirement, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, tax-qualified defined contribution plans and nonqualified defined contribution plans.

We do maintain a 401(k) plan that is tax-qualified for our employees, including its executive officers. We do not offer employer matching or other employer contribution to 401(k) plan.

Transition Services Agreement with Mr. Abu-Hakima

On October 3, 2011, Mr. Abu-Hakima informed our Board of his determination to resign as President and Chief Executive Officer, effective the earlier of either March 31, 2012, or thirty days after the date his successor was appointed and commences work in that capacity. In connection with Mr. Abu-Hakima’s transition and his continued service during the transition period, the Board and Mr. Abu-Hakima entered into transitional employment agreement, as approved by our compensation committee, in order to induce Mr. Abu-Hakima to continue his services with Meru through the anticipated transition period. Under the transitional employment agreement:

•	during such continued service Mr. Abu-Hakima was entitled to:
º	continue to be paid at his current base salary rate of $364,000 per annum and continue to accrue vacation;
º	receipt of his 2011 bonus, to the extent earned in accordance with the existing bonus program, though irrespective of whether Mr. Abu-Hakima’s service has terminated prior to payment (other than a voluntary termination by Mr. Abu-Hakima prior to the Planned Termination Date) and a prorated bonus (crediting service through March 31, 2012) based on Meru’s final year end performance under the bonus plan in effect during such service, which prorated 2012 bonus will be paid (to the extent earned) at the same time bonuses for 2012 performance are paid to Meru’s other executives;
º	continue to vest his equity incentives in accordance with their terms, provided that if the start of a new Chief Executive Officer is prior to March 31, 2012, such vesting will be thru March 31, 2012 (and with the post-termination exercise period to begin March 31, 2012); and
•	upon termination was entitled to:
º	continuation of his base salary for an additional 12 months beginning April 1, 2012;
º	a lump sum cash retention bonus equal to (i) the unpaid portion (if any) of Mr. Abu-Hakima’s base salary through March 31, 2012, plus (ii) an additional 6 months of his then-current base salary, plus (iii) $1,000,000; and
º	continuation of Meru employee benefits through March 31, 2012, and (a) continuation of Meru’s health insurance benefits until the earlier of: (i) the end of 18 months, or (ii) the date the Mr. Abu-Hakima or Mr. Abu-Hakima’s eligible dependents become covered under another employer group health plan; or, upon the election of Mr. Abu-Hakima, (b) Meru-paid premiums for COBRA continuation coverage for up to 18 months after the date of termination.

Such compensation is subject to a Section 409A savings clause as well as (i) a release of Meru by Mr. Abu-Hakima for all claims (other than for payment of the foregoing and his existing indemnification), (ii) Mr. Abu-Hakima’s compliance with customary non-solicitation covenants for twelve months post-termination and continued observance of his obligations to the company under his current proprietary information and inventions agreement, (iii) Mr. Abu-Hakima’s compliance with customary non-disparagement covenants for twelve months post-termination, and (iv) Mr. Abu-Hakima’s resignation as a director effective upon the appointment of a new Chief Executive Officer subject to acceptance by the Board (and resignation from any other positions with the company and its subsidiaries).

The transitional employment agreement superseded Mr. Abu-Hakima’s prior change of control and severance arrangement with Meru.

Advisory Agreement with Mr. Abu-Hakima

On February 29, 2012, the compensation committee approved an advisory services agreement with Mr. Abu-Hakima to provide incentive to make himself available to the Board for consultation following his service as our Chief Executive Officer. Under the advisory services agreement:

•	Mr. Abu-Hakima agreed that, following the Transitional Period as such term is defined in the transitional employment agreement described above, he will make himself available to the Board and Mr. Abu-Hakima’s successor regarding advice relating to the company’s business activities while he was our Chief Executive Officer.
•	In exchange for those services, we agreed to extend the post termination period of exercisability for vested options held by Mr. Abu-Hakima as of March 31, 2012 until the earlier of (a) March 31, 2013 or (b) termination of the advisory agreement.

Appointment of Dr. Bami Bastani as President and Chief Executive Officer

The Board appointed Dr. Bami Bastani as President and Chief Executive Officer of our company and a member of our Board, effective March 21, 2012.

In connection with his appointment, Dr. Bastani executed an employment offer letter which provides Dr. Bastani will receive the following:

•	A base salary of $450,000 per year.
•	A target bonus for 2012 of $450,000, prorated for the portion of 2012 Dr. Bastani is employed by us, under our 2012 Management Bonus Plan.
•	Eligibility to participate in our employee benefit plans on the same basis as other executive employees.
•	In accordance with the terms of an Inducement Stock Option Plan and Agreement, an option to purchase up to 600,000 shares of our common stock at an exercise price equal to the fair market value of a share of our common stock on the date of grant of the option. The option has a four-year term and will vest at the rate of 25% of the shares on the first anniversary of Dr. Bastani’s employment and then 1/48th of the shares monthly thereafter, subject to Dr. Bastani’s continued employment.
•	Restricted stock units representing a total of 100,000 shares of our common stock, which will vest according to the following schedule:
º	In accordance with a Service-Based Restricted Stock Unit Plan and Agreement, half of the RSUs will vest over time as follows:
•	10,000 RSUs will vest on December 31, 2012;
•	17,500 RSUs will vest on December 31, 2013; and
•	22,500 RSUs will vest on December 31, 2014.

º	In accordance with a Performance-Based Restricted Stock Unit Plan and Agreement, half of the RSUs will vest based on the following performance criteria:
•	10,000 RSUs will vest on the achievement of the performance criteria generally applicable for executive officer performance-based option grants made in 2010 (for performance in the year ended December 31, 2012, which performance criteria was not met and as a result the 10,000 RSUs did not vest);
•	17,500 RSUs will vest on the achievement of the performance criteria generally applicable for executive officer performance-based option grants made in 2011 (for performance in the year ended December 31, 2013); and
•	22,500 RSUs will vest on the achievement of the performance criteria generally applicable for executive officer performance-based option grants made in 2012 (for performance in the year ended December 31, 2014).
•	Subject to a 409A savings clause and Dr. Bastani’s execution of a release of claims against us, severance and change of control benefits under a Severance and Change of Control Agreement, which provides:
º	If Dr. Bastani is terminated by us without cause or resigns under certain specified circumstances,
•	severance benefits in the form of salary continuation for the 18 month period following Dr. Bastani’s termination at Dr. Bastani’s annual base salary as in effect as of the date of termination (provided that the period shall be extended to 24 months in the event Dr. Bastani is terminated prior to December 31, 2012); and
•	the continuation of health insurance benefits for the 18 month period following Dr. Bastani’s termination (provided that the period shall be extended to 24 months in the event Dr. Bastani is terminated prior to December 31, 2012).
º	If Dr. Bastani is terminated by us without cause or resigns under certain specified circumstances within 3 months before or 12 months after a change of control,
•	acceleration of the vesting and exercisability of all of Dr. Bastani’s outstanding equity (including options and restricted stock units) to the extent such equity vests based solely on services to us over time (as opposed to performance-based vesting);
•	severance benefits in the form of salary continuation for the 24 month period following Dr. Bastani’s termination at Dr. Bastani’s annual base salary as in effect as of the date of termination; and
•	the continuation of health insurance benefits for the 24 month period following Dr. Bastani’s termination.

Option Exchange Program

On July 26, 2012, we launched a stock option exchange program for our employees who reside in the United States, Canada, India or the United Kingdom and who held options with exercise prices at or above $2.00 (the “Exchange Program”). Our chief executive officer and non-employee directors were not eligible to participate in the Exchange Program. Under the Exchange Program, employees who elected to tender an eligible option received a new nonqualified stock option, granted under the 2010 Stock Incentive Plan, for a certain number of shares, depending on the exercise price of the underlying option (the “New Options”). These New Options will vest over four years with 25% vesting on the one-year anniversary of the date the New Options are granted and the remainder vesting in 36 equal monthly installments thereafter. The grant date of the New Options was August 23, 2012, which was the first trading day following the closing of the Exchange Program and the exercise price per share of the New Options was $3.40, the closing price of our common stock on August 23, 2012. Our compensation committee approved the Exchange Program because almost all of our employees had stock options that were significantly “underwater,” i.e., stock options with an exercise price that is significantly higher than then-current market price of our common stock. We believe that these underwater options were no longer as effective in serving their original compensatory purpose to retain and motivate our employees. Over time, the New Options may have a greater potential to increase in value and we believe this will create better incentives for our employees to remain with us and contribute to achieving our business objectives and ultimately building stockholder value. The following named executive officers participated in the Exchange Program as follows:

	Options Exchanged		New Options
Executive Officer	Original Option Exercise Price	Original Option Outstanding (Shares)	New Option Granted (Shares)	New Option Exercise Price
Brett White	$9.10	3,846	1,326	$3.40
	$17.34	14,000	2,153	$3.40
Larry Vaughan	$17.34	75,000	11,537	$3.40
Kamaljit Anand	$17.34	12,000	1,846	$3.40
Phil Simmons	$18.10	85,000	13,076	$3.40

Risks from Compensation Policies and Practices

The compensation committee reviews our compensation policies and practices to determine areas of resulting risk and the actions that we have taken, or should take, to mitigate any such identified risk. Based on the compensation committee’s review of our compensation policies and practices, we do not believe that any risks relating from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on our business.

Accounting and Tax Implications of Our Compensation Policies

We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC 718, for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Because of the limitations of Internal Revenue Code Section 162(m), we generally receive a federal income tax deduction for compensation paid to our Chief Executive Officer and to certain other highly compensated officers only if the compensation is less than $1,000,000 per person during any fiscal year or is “performance-based” under Internal Revenue Code Section 162(m). In addition, while neither the compensation committee nor Board has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, we determined that compensation paid in 2011, as well as any gain from options granted in 2011 will be fully diluted, and the compensation committee intends to consider tax deductibility under Internal Revenue Code Section 162(m) as a factor in its future compensation decisions.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Disclosure and Analysis set forth above with our management. Based on its review and discussions, the compensation committee recommended to our Board that the Compensation Disclosure and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of
the Board of Directors,

Harold Copperman
Stanley Meresman
Nicholas Mitsakos

EXECUTIVE COMPENSATION

2012 Summary Compensation Table

The following table sets forth certain information with respect to compensation awarded to, earned by or paid to each person who served as our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers whose compensation was more than $100,000 during the fiscal year ended December 31, 2012, 2011, and 2010. We refer to these executive officers as our “named executive officers” elsewhere in this proxy statement.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Comp.(3)	All Other Comp.		Total
Bami Bastani(4) President and Chief Executive Officer	2012	$351,136	$—	$564,000	$1,511,124	$287,915	$160,601	(5)	$2,426,260
Brett White Chief Financial Officer	2012	303,000	—	79,000	151,787	124,480	—		657,267
	2011	295,000	—	296,250	161,507	84,075	—		836,832
	2010	278,000	—	—	60,921	195,000	—		533,921
Kamaljit Anand General Manager, Healthcare	2012	270,000	—	64,700	126,281	105,179	—		566,160
	2011	262,000	—	278,910	138,434	67,203	—		746,546
	2010	247,000	20,000	—	—	195,000	—		462.000
Larry Vaughan(6) Senior Vice President, Worldwide Sales, Support & Services	2012	275,000	—	88,500	512,833	296,965			1,173,298
	2011	194,792	—	859,800	795,638	214,254			2,064,484
Phil Simmons(7) Senior Vice President Worldwide Engineering	2012	250,000	—	64,700	520,882	94,688	—		926,520
	2011	215,417	—	—	960,784	54,884	—		1,231,085
Ihab Abu-Hakima President and Chief Executive Officer	2012	91,002
	2011	364,000		225,420	210,074	155,610	1,615,693	(8)	2,570,797
	2010	350,000			1,401,222	367,500			2,118,722

(1)	Amounts shown in this column do not reflect dollar amounts actually received by the officer. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with ASC 718 for awards granted during 2012. See Note 14 of the Notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2012 for a discussion of all assumptions made in determining the grant date fair values.
(2)	Amounts shown in this column do not reflect dollar amounts actually received by the officer. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with ASC 718 for awards granted during 2012. See Note 14 of the Notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2012 for a discussion of all assumptions made in determining the grant date fair values. On August 23, 2012, we closed an option exchange program. There was no incremental fair value computed in accordance with ASC 718 with respect to awards subject to the option exchange program. See “Compensation Discussion and Analysis — Option Exchange Program” for a description of the option exchange program. The number of stock options granted in 2012 to our named executive officers is shown in the “Grants of Plan Based Awards” table included below.
(3)	The amounts in this column represent total performance-based bonuses earned and payable at a later date for service rendered during the years ended December 31, 2012, December 31, 2011, and December 31, 2010. See “Compensation Discussion and Analysis — Cash Bonus Incentive Plans” for a description of the Amended 2012 Bonus Plan and Amended 2012 Sales Bonus Plan.
(4)	Dr. Bastani joined us in March 2012.
(5)	This amount represents relocation payments made to Dr. Bastani in connection with his employment.
(6)	Mr. Vaughan joined us in April 2011 and his salary was prorated for 2011.
(7)	Mr. Simmons joined us in January 2011 and his salary was prorated for 2011.

(8)	This amount includes salary continuation in the amount of $364,000, vacation accrual payout of $42,000, health benefits continuation of $27,693, and a one-time severance payment of $1,182,000. Mr. Abu-Hakima resigned as our President and Chief Executive Officer effective as of March 21, 2012. See “Compensation Discussion and Analysis-Transition Services Agreement with Mr. Abu-Hakima” for a description of the Transition Services Agreement with Mr. Abu-Hakima.

2012 Grants of Plan-Based Awards

The following table presents grants of plan-based awards to our named executive officers during 2012:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(2)		Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Target ($)	Maximum ($)		Maximum ($)
Dr. Bami Bastani	3/21/2012						10,000	—		$—	$46,200
	3/21/2012						17,500	—		—	80,850
	3/21/2012						22,500	—		—	103,950
	3/21/2012				10,000	(5)(6)	—	—		—	46,200
	3/21/2012				17,500	(5)	—	—		—	80,850
	3/21/2012				22,500	(5)	—	—		—	103,950
	3/21/2012							600,000		4.62	1,402,140
	8/23/2012						—	30,000		3.40	102,000
	8/23/2012						60,000			—	108,984
		337,500	900,000	(7)
Brett White	2/07/2012						—	17,000		3.75	31,975
	2/07/2012						6,000	—		3.75	122,543
	2/07/2012				6,000	(8)	—	—		—	122,543
	8/23/2012						10,000	—		—	34,000
	8/23/2012						—	20,000		3.40	36,328
	8/23/2012						—	1,326	(9)	3.40	11,087
	8/23/2012						—	2,153	(9)	3.40	72,397
		151,500	303,000
Kamaljit Anand	2/07/2012						5,000	—		—	18,750
	2/07/2012				5,000	(8)	—	—		—	18,750
	2/07/2012						—	17,000		3.75	105,037
	2/07/2012						—	3,000		9.10	3,184
	8/23/2012						8,000	—		—	27,200
	8/23/2012						—	16,000		3.40	29,062
	8/23/2012						—	1,846	(9)	3.40	62,060
		135,000	270,000
Larry Vaughan	2/07/2012						5,000	—		—	18,750
	2/07/2012				5,000	(8)	—	—		—	18,750
	2/07/2012						—	15,000		3.75	28,214
	8/23/2012						15,000	—		—	51,000
	8/23/2012						—	30,000		3.40	54,492
	8/23/2012						—	3,548	(9)	3.40	145,223
	8/23/2012						—	7,989	(9)	3.40	284,905
		243,750

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(2)		Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Target ($)	Maximum ($)	Maximum ($)
Phil Simmons	2/07/2012				5,000	—		—	18,750
	2/07/2012			5,000 (8)	—	—		—	18,750
	2/07/2012				—	15,000		3.75	28,214
	8/23/2012				8,000	—		—	27,200
	8/23/2012				—	16,000		3.40	29,062
	8/23/2012				—	2,822	(9)	3.40	109,600
	8/23/2012				—	10,254	(9)	3.40	354,006
		119,250	238,500
Ihab Abu-Hakima(10)		—	—		—	—		—	—

(1)	For all named executive officers other than Mr. Vaughan, the amounts in this column reflect amounts payable pursuant to our Amended 2012 Bonus Plan. For Mr. Vaughan, the amounts in this column reflect amounts payable pursuant to our Amended 2012 Sales Plan. The Amended 2012 Bonus Plan and the Amended 2012 Sales Bonus Plan do not have a threshold. The target amounts reflect achievement of 92.2% of our revenue target for 2012 and a minimum operating profit (loss) of ($19.9 million). See “Compensation Discussion and Analysis — Elements of Compensation — Cash Bonus Incentive Plans” for a discussion of our Amended 2012 Bonus Plan and the Amended 2012 Sales Bonus Plan.
(2)	See footnotes in the “Outstanding Equity Awards at Fiscal Year-End” below for a discussion of the vesting terms of these awards and options.
(3)	The exercise price of the options was determined by the market closing price on the grant date.
(4)	Amounts shown in this column do not reflect dollar amounts actually received by the officer. Instead, these amounts reflect either the market value of the aggregate full grant date for stock awards or the aggregate full grant date fair value calculated in accordance with ASC 718 for option awards granted during 2012. Please see Note 14 of the Notes to our Consolidated Financial Statements in our annual report on Form 10-K for fiscal 2012 for a discussion of all assumptions made in determining the grant date fair values of the options we granted in fiscal 2012. On August 23, 2012, we closed an option exchange program. There was no incremental fair value computed in accordance with ASC 718 with respect to awards subject to the option exchange program. See “Compensation Discussion and Analysis — Option Exchange Program” for a description of the option exchange program.
(5)	Inducement grant restricted stock units granted in connection with the commencement of Dr. Bastani’s employment. Such RSUs are subject to the achievement of certain performance criteria. These restricted stock units do not have a threshold and the target is the same as the maximum. See “Compensation Discussion and Analysis — Appointment of Bami Bastani as President and Chief Executive Officer” for a discussion of these awards.
(6)	The performance criteria for the vesting of these RSUs was not met and as a result these RSUs did not vest.
(7)	Dr. Bastani joined us in March 2012 and the amounts payable to him pursuant to our Amended 2012 Bonus Plan were prorated.
(8)	Restricted stock units are subject to the achievement of certain performance criteria. These restricted stock units do not have a threshold and the target is the same as the maximum. See “Compensation Discussion and Analysis — Elements of Compensation — Long Term Equity Compensation” for a discussion of these awards.
(9)	Represents stock options granted in exchange for previously granted stock options as a result of participation in the option exchange program. See “Compensation Discussion and Analysis — Option Exchange Program” for a description of the option exchange program. These awards were granted under our 2010 Stock Incentive Plan.

(10)	Mr. Abu-Hakima resigned as our President and Chief Executive Officer effective as of March 21, 2012. See “Compensation Discussion and Analysis-Transition Services Agreement with Mr. Abu-Hakima” for a description of the Transition Services Agreement with Mr. Abu-Hakima.

2012 Outstanding Equity Awards at Fiscal Year-End

The following table presents certain plan information of equity awards held by our named executive officers as of December 31, 2012:

	OPTION AWARDS						STOCK AWARDS
	Number of Securities Underlying Unexercised Options -				Exercise Price	Expiration Date of Options Un-exercisable	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units That Have Not Vested ($)
Name	Exercisable(1)		Unexercisable
Dr. Bami Bastani	—		600,000	(3)	$4.62	March 21, 2022
					—		17,500	(4)	$46,375
					—		22,500	(5)	59,625
					—		17,500	(6)	46,375
					—		22,500	(7)	59,625
			60,000	(8)	3.40	August 23, 2022
					—		30,000	(9)	79,500
Brett White	20,001	(2)			4.81	October 7, 2018
	63,632	(10)			7.80	September 24, 2019
	3,846	(14)			9.10	February 22, 2020
					—		3,750	(18)	9,938
					—		3,750	(19)	9,938
	3,791	(20)	10,209	(20)	5.54	November 7, 2021
					—		15,000	(21)	39,750
	3,541	(11)	13,459	(11)	3.75	February 7, 2022
					—		6,000	(12)	15,900
					—		6,000	(13)	15,900
			1,326	(24)	3.40	August 23, 2022
			2,153	(24)	3.40	August 23, 2022
			20,000	(8)	3.40	August 23, 2022
					—		10,000	(25)	26,500
Kamaljit Anand	6,811	(16)			4.81	July 22, 2018
	44,866	(10)			7.80	September 24, 2019
					—		3,250	(18)	8,613
					—		3,250	(19)	8,613
	3,249	(20)	8,751	(20)	5.54	November 7, 2021
					—		15,000	(21)	39,750
	3,541	(11)	13,459	(11)	3.75	February 7, 2022
					—		5,000	(12)	13.250
	—		3,000	(14)	9.10	February 7, 2022
					—		5,000	(13)	13,250
	—		1,846	(24)	3.40	August 23, 2022
	—		16,000	(8)	3.40	August 23, 2022
							8,000	(25)	21,200

	OPTION AWARDS						STOCK AWARDS
	Number of Securities Underlying Unexercised Options -				Exercise Price	Expiration Date of Options Un-exercisable	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units That Have Not Vested ($)
Name	Exercisable(1)		Unexercisable
Larry Vaughan					—		25,000	(22)	66,250
					—		10,000	(23)	26,500
	13,541	(12)	36,459	(12)	5.54	November 7, 2021
					—		15,000	(13)	39,750
	3,124	(5)	11,876	(3)	3.75	February 7,2021
							5,000	(12)	13,250
							5,000	(13)	13,250
	—		3,548	(24)	3.40	August 23, 2022
	—		7,989	(24)	3.40	August 23, 2023
	—		30,000	(8)	3.40	August 23, 2023
					—		15,000	(25)	39,750
Phil Simmons	16,249	(20)	43,751	(20)	5.54	November 7, 2021
					—		15,000	(21)	39,750
	3,124	(11)	11,876	(11)	3.75	February 7, 2022
							5,000	(12)	13,250
							5,000	(13)	13,250
	—		2,822	(24)	3.40	August 23, 2022
	—		10,254	(24)	3.40	August 23, 2022
	—		16,000	(8)	3.40	August 23, 2022
			—				8,000	(25)	21,200
Ihab Abu-Hakima	19,057	(26)	1,733	(27)	4.81	July 22, 2018
	16,198	(26)	1,473	(27)	4.81	July 22, 2018
	8,012	(26)	4,808	(27)	7.80	September 24, 2019
	126,602	(26)	75,962	(27)	7.80	September 24, 2019
	4,307	(26)	3,964	(27)	9.10	February 22, 2020
	41,765	(26)	38,425	(27)	9.10	February 22, 2020
	6,999	(26)	16,302	(27)	17.34	April 20, 2021

(1)	Unless otherwise noted, all option grants prior to our initial public offering on March 31, 2010 may be exercised pursuant to a restricted stock purchase agreement prior to vesting; any shares purchased prior to vesting are subject to a right of repurchase in our favor in the event the individual ceases to provide services for any reason which right lapses in accordance with the vesting schedule of the option.
(2)	Fully vested.
(3)	Option vested as 25% of the shares of common stock underlying it on March 21, 2013, and as to 1/48th of the underlying shares monthly thereafter until fully vested on March 21, 2016.
(4)	Award fully vests on December 31, 2013.
(5)	Award fully vests on December 31, 2014.
(6)	Award fully vests on December 31, 2013, subject to the achievement of certain performance criteria.
(7)	Award fully vests on December 31, 2014, subject to the achievement of certain performance criteria.
(8)	Option vests annually on August 23, 2013 will be fully vested on August 23, 2014.
(9)	Award vests annually on August 23, 2013 will be fully vested on August 23, 2014.
(10)	Option vests monthly beginning on October 24, 2009 and will be fully vested on September 24, 2013.
(11)	Option vests monthly beginning on March 7, 2012 and will be fully vested on February 7, 2016.
(12)	Award fully vests on January 1, 2015.

(13)	Award fully vests on January 1, 2015, subject to the achievement of certain performance criteria.
(14)	Option would have vested fully on February 11, 2013, but performance criteria were not met so the option did not vest and was cancelled as of February 11, 2013.
(15)	Option vests in monthly beginning on July 1, 2008 and will be fully vested on June 1, 2012.
(16)	Option vested as 25% of the shares of common stock underlying it on January 7, 2009, and as to 1/48th of the underlying shares monthly thereafter until fully vested on January 7, 2012.
(17)	Option vested as 25% of the shares of common stock underlying it on April 18, 2012, and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 18, 2015.
(18)	Award fully vests on January 1, 2014.
(19)	Award fully vests on January 1, 2014, subject to achievement of certain performance criteria.
(20)	Option vests monthly beginning on November 7, 2011 and will be fully vested on November 7, 2015.
(21)	Award vests annually beginning on October 6, 2011 and will be fully vested on October 6, 2013.
(22)	Award fully vests on April 18, 2013.
(23)	Award fully vests on April 18, 2014, subject to the achievement of certain performance criteria.
(24)	Option vested as 25% of the shares of common stock underlying it on August 23, 2013, and as to 1/48th of the underlying shares monthly thereafter until fully vested on August 23, 2014. On August 23, 2012, we closed an option exchange program. See “Compensation Discussion and Analysis — Option Exchange Program” for a description of the option exchange program.
(25)	Award vests annually on August 23, 2013 and will be fully vested on August 23, 2014.
(26)	See “Compensation Discussion and Analysis-Transition Services Agreement with Mr. Abu-Hakima” for a description of the Transition Services Agreement with Mr. Abu-Hakima. The amounts shown vested as of March 31, 2012.
(27)	See “Compensation Discussion and Analysis-Transition Services Agreement with Mr. Abu-Hakima” for a description of the Transition Services Agreement with Mr. Abu-Hakima. The amounts shown were forfeited as of March 31, 2012.

Option Exercises and Stock Vested in 2012

The following table shows the number of options exercised by our named executive officers during the fiscal year ended December 31, 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized On Vesting
Dr. Bami Bastani	—	$—	10,000	$26,500
Brett White	—	—	15,000	50,250
Kamaljit Anand	—	—	15,000	50,250
Larry Vaughan	—	—	20,000	64,550
Phil Simmons	—	—	15,000	50,250
Ihab Abu-Hakima	54,439	116,161

Employment, Severance and Change of Control Agreements

We consider it essential to the best interests of our stockholders to foster the continuous employment of our key management personnel. In this regard, we recognize that the possibility of an involuntary termination or change in control may exist and that the uncertainty and questions that it may raise among executives could result in the departure or distraction of executives to the detriment of the company and our stockholders. In order to reinforce and encourage the continued attention and dedication of certain key members of management, we previously entered into change in control agreements with certain of our named executive officers, some of which contained both single and double trigger acceleration. In connection with the review by our compensation committee of retention measures following the announcement of the transition of our Chief Executive Officer, our compensation committee adopted approved a standardized severance and change of control agreement in order to harmonize the change of control provisions across all executive officers and address retention concerns.

Under the severance and change of control agreements, if an executive officer identified below is terminated as a result of an Involuntary Termination (as defined below) and not for Cause (as defined below) such executive officer will be entitled to severance benefits from us in the form of salary continuation for the period of months listed opposite such executive officer’s name in the second column below. Moreover, such executive officer will be entitled to the continuation of health insurance benefits by us or to have the executive officer’s premiums for COBRA continuation coverage reimbursed by us until the earlier of: (i) the end of the period of months listed opposite such executive officer’s name in the second column below, or (ii) the date the executive officer or such executive officer’s eligible dependents become covered under another employer group health plan; or, upon the election of the executive officer.

If an executive officer identified below is terminated as a result of an Involuntary Termination and not for Cause at any time within three months before or twelve months after a Change of Control (as defined below) such executive officer will be entitled, in lieu of the severance and health benefits described below, to severance benefits from us in the form of salary continuation for the period of months listed opposite such executive officer’s name in the third column below. Moreover, such executive officer will be entitled to the continuation of health insurance benefits by us or to have the executive officer’s premiums for COBRA continuation coverage reimbursed by us until the earlier of: (i) the end of the period of months listed opposite such executive officer’s name in the third column below, or (ii) the date the executive officer or such executive officer’s eligible dependents become covered under another employer group health plan; or, upon the election of the executive officer. In addition to these benefits, upon such an Involuntary Termination in connection with a Change of Control, such executive officer will receive acceleration of the vesting and exercisability of all of such executive officer’s outstanding equity awards (e.g., stock options and RSUs) to the extent the vesting is based solely on services to our company over time (rather than performance-based vesting).

The payment and benefit levels in connection with Involuntary Termination or Change of Control were determined by the compensation committee with the assistance of Compensia, as well as the following factors:

•	the criticality of the executive officer to our company,
•	the competitiveness of the market for that position, and
•	our company’s compensation philosophy (including short-term and long-term strategic objectives.

Name of Executive Officer	Months of Severance Payments and Continued Health Insurance Benefits Upon Involuntary Termination	Months of Severance Payments and Continued Health Insurance Benefits Upon Involuntary Termination Following a Change of Control
Bami Bastani	18 months	24 months
Kamal Anand	12 months	18 months
Phil Simmons	12 months	18 months
Larry Vaughan	15 months	22½ months
Brett White	15 months	22½ months

In the event that the payments under any Severance Agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, which we refer to as the Code and would subject the executive officer to the excise tax under Section 4999 of the Code, such executive officer is entitled to either: (i) the full payments provided under the Severance Agreement, or (ii) such lesser amount which would result in no portion of such payments being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account all applicable income and excise taxes, would result in a greater after-tax benefit to such executive officer. The foregoing payments, benefits and, as applicable, acceleration are also subject to a Section 409A savings clause as well as (i) a release of our company by the applicable executive officer for all claims, (ii) the executive officer’s compliance with customary non-solicitation covenants for twelve months post-termination and continued observance of his obligations to us under his current proprietary information and inventions agreement, and (iii) the executive officer’s compliance with customary non-disparagement covenants for twelve months post-termination.

“Cause” is defined to mean:

•	the failure by such executive officer to substantially perform such executive officer’s duties and responsibilities of his position (other than such failure resulting from such executive officer’s incapacity due to physical or mental illness), provided that following a Change of Control such failure must be willful and continued;
•	a felony conviction or a plea of “guilty” or “no contest” to a felony and which has an adverse effect on the business or affairs of our company or its affiliates or stockholders, provided that following a Change of Control such adverse affect must be a material adverse effect on our company or its affiliates or stockholders;
•	intentional or willful misconduct or refusal to follow the reasonable and lawful instructions of our Board;
•	intentional breach of company confidential information obligations which has an adverse effect on our company or its affiliates or stockholders, provided that following a Change of Control such adverse affect must be a material adverse effect on our company or its affiliates or stockholders;
•	material fraud or dishonesty against our company;
•	prior to a Change of Control, material violation of a written company policy or agreement or a material company policy or agreement broadly understood by company executive officers which has an adverse effect on our company or its affiliates or stockholders, or, following a Change of Control, violation of company policy or agreement which has a material adverse effect on our company or its affiliates or stockholders; or
•	failure to cooperate with our company in any investigation or formal proceeding by our Board or any governmental or self-regulatory entity;

provided that no termination of the executive officer for Cause shall be effective unless the executive officer is given written notice from our Board of the condition that could constitute Cause and, if capable of being cured, at least 30 days to cure the condition.

“Change of Control” is defined to mean the occurrence of any of the following events:

•	the approval by the stockholders of our company of a plan of complete liquidation or dissolution of our company or the closing of a sale or disposition by our company of all or substantially all of our company’s assets, other than a sale or disposition to a subsidiary of our company or to an entity, the voting securities of which are owned by the stockholders of our company in substantially the same proportions as their ownership of our company’s voting securities immediately prior to such sale or disposition;
•	a merger or consolidation of our company with any other corporation, other than a merger or consolidation which would result in the voting securities of our company outstanding immediately prior thereto continuing to represent directly or indirectly (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent of the total voting power represented by the voting securities of our company or such surviving entity outstanding immediately after such merger or consolidation;
•	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of our company representing fifty percent or more of the total voting power represented by our company’s then outstanding voting securities;
•	a contest for the election or removal of members of the Board that results in the replacement during any twelve-month period of at least fifty percent of the Incumbent Directors of the Board, whose appointment is not endorsed by the majority of the Incumbent Directors of the Board prior to such contest. “Incumbent Directors” is defined as: (x) directors as of the date of the Severance Agreement; and (y) directors elected other than in connection with an actual or threatened proxy contest.

“Involuntary Termination” is defined to mean such executive officer’s termination by our company without “Cause” or resignation by such executive officer within 30 days following the expiration of any company cure period following the occurrence of one or more of the following without the executive officer’s written consent:

•	a material reduction in the executive officer’s responsibilities relative to the executive officer’s authorities or responsibilities in effect on the date of the Severance Agreement, or, on or following a Change of Control, a material reduction in the executive officer’s responsibilities relative to the executive officer’s authorities or responsibilities in effect immediately prior to the Change of Control;
•	a material reduction by our company of the executive officer’s annual base compensation rate and/or target bonus dollar amount as of the date of the Severance Agreement other than a reduction, not to exceed 15% of the aggregate base salary and target bonus opportunity dollar amount, that is similarly imposed on our company’s other executive officers, or, on or following a Change of Control, a material reduction by our company of the executive officer’s annual base compensation rate and/or target bonus dollar amount as in effect immediately prior to the Change of Control;
•	a material breach of the executive officer’s Severance Agreement by our company;
•	the relocation of the executive officer’s principal place of employment to a facility or a location more than 35 miles from the executive officer’s location of employment on the date of execution of the Severance Agreement; or
•	the failure of our company to obtain the assumption of the Severance Agreement or any other agreement between our company and the executive officer by any successors;

provided that no such event will be deemed an Involuntary Termination without the executive officer first providing our company (copying the Board of Directors) with written notice of the condition that would constitute the Involuntary Termination within 90 days of the event that Executive believes constitutes the Involuntary Termination and at least 30 days prior to effectiveness of such resignation for Involuntary Termination and such condition constituting the Involuntary Termination has not been cured prior to effectiveness of such resignation; and provided further that termination due to death or disability will not be considered an Involuntary Termination.

Potential Payments Upon Termination or Change of Control

The following table summarizes the payments that would be made to our named executive officers (other than Mr. Abu-Hakima) upon the occurrence of a termination of employment qualifying for severance benefits in connection with upon a change in control under the severance and change of control agreements described above, assuming that each named executive officer’s termination of employment with our company occurred on December 31, 2012 or in the event that a change in control of our company occurred on December 31, 2012, as applicable and the price per share of our common stock is the closing market price as of December 31, 2012. The following table summarizes the payments made to Mr. Abu-Hakima upon his termination. Amounts shown do not include (i) accrued but unpaid salary through the date of termination, (ii) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees, such as accrued vacation, or (iii) acceleration of vesting of any outstanding Performance Options.

	Termination Without Cause (No Change in Control)	Termination Without Cause (Within three months before or twelve months after Change in Control)
Dr. Bami Bastani
Cash Severance	$675,000	$900,000
Continued Health Benefits(1)	33,995	45,327
Acceleration of Stock Options(2)		291,500
Total	$708,995	$1,236,827
Brett White
Cash Severance	$378,750	$568,125
Continued Health Benefits(1)	28,329	42,494
Acceleration of Stock Options(2)	—	117,925
Total	$407,079	$728,544
Kamaljit Anand
Cash Severance	$270,000	$405,000
Continued Health Benefits(1)	22,663	33,995
Acceleration of Stock Options(2)	—	104,675
Total	$292,663	$543,670
Larry Vaughan
Cash Severance	$343,750	$515,625
Continued Health Benefits(1)	29,214	43,822
Acceleration of Stock Options(2)	—	198,750
Total	$372,964	$758,197
Phil Simmons
Cash Severance	$250,000	$375,000
Continued Health Benefits(1)	7,222	10,833
Acceleration of Stock Options(2)		87,450
Total	$257,222	$473,283
Ihab Abu-Hakima(3)
Cash Severance	$1,546,000	$—
Continued Health Benefits(1)	27,693	—
Acceleration of Stock Options(2)	—	—
Total	$1,573,693	$—

(1)	Represents the aggregate full premium payments that would be required to be paid to or on behalf of each named executive officer to provide continued health insurance coverage under COBRA (based on the executive’s health insurance coverage as of December 31, 2012) for the maximum period available to the named executive officer.
(2)	The value of accelerated stock options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between the fair market value of a share of our common stock on December 31, 2012, which was $4.13, and the per share exercise price of the accelerated option.
(3)	Mr. Abu-Hakima resigned as our President and Chief Executive Officer effective as of March 21, 2012. See “Compensation Discussion and Analysis-Transition Services Agreement with Mr. Abu-Hakima” for a description of the Transition Services Agreement with Mr. Abu-Hakima. The amounts shown are the actual payments made to Mr. Abu-Hakima upon his termination.

Limitation on Liability and Indemnification Matters

Our certificate of incorporation contains provisions that limit the personal liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that we are required to indemnify our directors and our bylaws provide that we are required to indemnify our directors, in each case to the fullest extent permitted by Delaware law. Our bylaws also provide that we shall advance expenses incurred by a director in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors and officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of our directors in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty of care. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report of the Audit Committee is required by the Securities and Exchange Commission, and is not “soliciting material,” is not to be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Meru Networks under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

The audit committee of the Board is composed of Mr. Newman, who is the chair of the audit committee, and Messrs. Kissner and Meresman, each of whom the Board has determined is an independent director, as independence for audit committee members is defined in The NASDAQ Stock Market’s listing standards. The Board has determined that each of the members of the audit committee satisfy the requirements as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated under the Securities Act and the Exchange Act.

As members of the audit committee for 2012, we assist the Board in fulfilling its responsibilities relating to the oversight of the accounting, financial reporting, internal controls, financial practices and audit activities of the company and its subsidiaries. The audit committee operates under a charter.

In fulfilling its oversight role, the audit committee has reviewed and discussed with management and the independent registered public accounting firm our audited consolidated financial statements. The audit committee met fifteen times during 2012, including meetings with our independent registered public accounting firm to review our quarterly and annual consolidated financial statements and the scope and results of their review or audit of such statements. It is not the duty of the audit committee to plan or conduct audits or to determine that the consolidated financial statements are complete and accurate and conform to generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of our consolidated financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Burr Pilger Mayer, Inc., our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB.

The audit committee discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged With Governance), as adopted by the PCAOB in Rule 3200T. Our independent registered public accounting firm also provided to the audit committee the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB (Communications with Audit Committees Concerning Independence), and the audit committee discussed with the independent registered public accounting firm that firm’s independence.

Based upon the audit committee’s review and discussions referred to above, the audit committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 20, 2013.

In addition, the Audit Committee selected Burr Pilger Mayer, Inc. as our independent registered public accounting firm for our fiscal year ending December 31, 2013 and is seeking ratification of such selection by our stockholders.

Submitted by the Audit Committee of
the Board of Directors,

Barry Newman
Charles Kissner
Stanley Meresman

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the executive officer and director arrangements discussed above under “Election of Directors — Director Compensation” and “Executive Compensation,” below is a description of transactions since January 1, 2012 to which we have been a party, in which the amount involved in the transaction exceeds or will exceed $120,000, and in which any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Stock Option Grants

We have granted some of our executive officers and directors equity-based awards. See the related descriptions in this proxy statement under the captions “Election of Directors — “Director Compensation” and “Executive Compensation.”

Employment Arrangements and Indemnification Agreements

We have entered into employment arrangements with our executive officers. See “Executive Compensation — Employment, Severance and Change of Control Arrangements” for information regarding these arrangements with our named executive officers.

We have entered or will enter into indemnification agreements with our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. See “Executive Compensation — Limitation on Liability and Indemnification Matters.”

Review, Approval or Ratification of Transactions with Related Parties

Our Related Person Transaction Policy and the charter of our audit committee require that any transaction with a related party that must be reported under applicable rules of the SEC, other than compensation related matters, must be reviewed and approved or ratified by our nominating and corporate governance committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by our audit committee.

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

Under our bylaws, stockholders who wish to present proposals for action, or to nominate directors, at our next Annual Meeting (that is, the next Annual Meeting following the Annual Meeting to which this proxy statement relates) must give written notice thereof to our Corporate Secretary at the address set forth on the cover page of this proxy statement in accordance with the provisions of our bylaws, which require that such notice be given not less than 90 days nor more than 120 days prior to the anniversary of the date of the proxy statement provided in connection with the previous year’s Annual Meeting. To be timely for the 2014 Annual Meeting, a stockholder’s notice must be received by us between December 17, 2013 and January 16, 2014. Such proposals should be delivered or mailed to the attention of our Corporate Secretary at our principal executive offices, which are Meru Networks, Inc., 894 Ross Drive, Sunnyvale, California 94089.

If the date of the 2014 Annual Meeting is more than 30 days before or after the anniversary date of the 2013 Annual Meeting, in order for a notice to be timely, it must be delivered not later than the close of business on the later of the 90th day prior to the 2014 Annual Meeting or the close of business on the 10th day following the day on which we first publicly announce the date of the 2014 Annual Meeting.

These stockholder notices must contain information required by our bylaws. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. If a matter is properly brought before our next Annual Meeting under the procedures outlined in this paragraph, the proxy holders named by our Board will have the discretion to vote on such matter without having received directions from stockholders delivering proxies to them for such meeting, provided that our proxy statement for our next meeting briefly describes the matter and how the proxy holders intend to vote on it.

In order for proposals to be eligible for inclusion in our proxy statement and proxy card for the next Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals would have to be received by our Corporate Secretary no later than January 16, 2014 and satisfy the conditions established by the SEC for stockholder proposals. In order for such stockholder proposals to be eligible to be brought before the stockholders at the 2014 Annual Meeting, the stockholder submitting such proposals must also comply with the procedures, including the deadlines, required by our then-current bylaws, as referenced in the preceding paragraph. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in our proxy statement. Any such nominations should comply with our bylaws.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, or the Exchange Act, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements were met during 2012.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the Board knows of no other business that will be conducted at the 2013 Annual Meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Brett White
Chief Financial Officer and Secretary

April 17, 2013

MERU NETWORKS, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 20, 2013.

Vote by Internet

- Go to **www.investorvote.com/MERU**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends you vote FOR the listed nominees in Proposal 1 and FOR Proposal 2.

1. ELECTION OF DIRECTORS FOR A ONE YEAR TERM EXPIRING AT OUR 2014 ANNUAL MEETING OF STOCKHOLDERS:

NOMINEES: 01 - Nicholas Mitsakos 02 - Harold Copperman 03 - Charles Kissner 04 - William Quigley 05 - Barry Newman 06 - Bami Bastani, Ph.D.

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

NOTE: In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a 4(c) promulgated under the Securities Exchange Act of 1934, as amended.

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

01LYFD